Exhibit 15.5

ICL GROUP LIMITED S-K 1300 TECHNICAL REPORT SUMMARY ON THE DEAD SEA WORKS MINING OPERATION, ISRAEL February 27, 2025

Wardell Armstrong (part of SLR) Baldhu House, Wheal Jane Earth Science Park, Baldhu, Truro, Cornwall, TR3 6EH, United Kingdom Telephone: +44 (0)1872 560738 www.wardell-armstrong.com

EFFECTIVE DATE:	December 31, 2024
DATE ISSUED:	February 27, 2025
JOB NUMBER:	ZT61-2273
VERSION: REPORT NUMBER: STATUS:	V4.0 MM1810 Final

ICL GROUP LIMITED S-K 1300 TECHNICAL REPORT SUMMARY ON THE DEAD SEA WORKS MINING OPERATION, ISRAEL

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Wardell Armstrong is the trading name of Wardell Armstrong International Ltd,
Registered in England No. 3813172.

Registered office: Sir Henry Doulton House, Forge Lane, Etruria, Stoke-on-Trent, ST1 5BD, United Kingdom

UK Offices: Stoke-on-Trent, Birmingham, Bolton, Bristol, Bury St Edmunds, Cardiff, Carlisle, Edinburgh,
Glasgow, Leeds, London, Newcastle upon Tyne and Truro. International Office: Almaty.
ENERGY AND CLIMATE CHANGE ENVIRONMENT AND SUSTAINABILITY INFRASTRUCTURE AND UTILITIES LAND AND PROPERTY MINING AND MINERAL PROCESSING MINERAL ESTATES WASTE RESOURCE MANAGEMENT

ICL GROUP LIMITED S-K 1300 TECHNICAL REPORT SUMMARY ON THE DEAD SEA WORKS MINING OPERATION, ISRAEL

CONTENTS

1	EXECUTIVE SUMMARY	1
1.1	Property Description	1
1.2	Accessibility, Climate, Local Resources, Infrastructure and Physiography	2
1.3	History	3
1.4	Geological Setting, Mineralization, and Deposit	3
1.5	Exploration	4
1.6	Sample Preparation, Analyses, and Security	4
1.7	Data Verification	5
1.8	Mineral Processing and Metallurgical Testing	5
1.9	Mineral Resource Estimates	5
1.10	Mineral Reserve Estimates	6
1.11	Mining Methods	7
1.12	Processing and Recovery Methods	8
1.13	Infrastructure	9
1.14	Market Studies	9
1.15	Environmental Studies, Permitting, And Plans, Negotiations, Or Agreements With Local Individuals or Groups	9
1.16	Capital, Operating Costs and Economic Analysis	9
1.17	Adjacent Properties	10
1.18	Interpretation and Conclusions	10
1.19	Recommendations	10
2	INTRODUCTION	12
2.1	Terms of Reference and Purpose of the Report	12
2.2	Qualified Persons or Firms and Site Visits	13
2.3	Sources of Information	13
2.4	Previously Filed Technical Report Summary Reports	14
2.5	Forward-Looking Statements	14
2.6	Units and Abbreviations	15
3	PROPERTY DESCRIPTION	18
3.1	Tenure	19
3.2	Royalties	21
3.3	Environmental Liabilities and Permitting Requirements	21
4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY	22
4.1	Accessibility	22
4.2	Climate	22
4.3	Local Resources	22
4.4	Infrastructure	22
4.5	Physiography	23
5	HISTORY	24
5.1	Ownership History	24
5.2	Exploration History	25
5.3	Production History	26

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6	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT	27
6.1	Regional Geology	27
6.2	Local and Property Geology	29
6.3	Mineralisation	32
6.4	Deposit Type	32
7	EXPLORATION	33
7.1	Solution Chemistry	33
7.2	Thickness of Carnallite	34
7.3	QP Opinion	34
8	SAMPLE PREPARATION, ANALYSES AND SECURITY	36
8.1	Sampling Preparation	36
8.2	Analysis	36
8.3	Quality Assurance and Quality Control	38
8.4	Sample Security	38
8.5	QP Opinion	38
9	DATA VERIFICATION	39
9.1	Site Visits	39
9.2	Database	39
9.3	QP Opinion	39
10	MINERAL PROCESSING AND METALLURGICAL TESTING	40
11	MINERAL RESOURCE ESTIMATES	41
11.1	Summary	41
11.2	Mineral Resource Estimation Methodology	41
11.3	Assessment of Future Variation in Brine Inflows and Chemistry	43
11.4	Mineral Resource Classification	43
11.5	Prospects of Economic Extraction for Mineral Resources	44
11.6	Mineral Resource Statement	44
11.7	Risk Factors That May Affect the Mineral Resource Estimate	44
12	MINERAL RESERVE ESTIMATES	45
12.1	Summary	45
12.2	Mineral Reserve Estimation Methodology	46
12.3	Dilution and Mining Recovery	46
12.4	Cut-off Grade and Recovery	46
12.5	Mineral Reserve Statement	46
12.6	Risk Factors That Could Materially Affect the Mineral Reserve Estimate	46
13	MINING METHODS	47
13.1	Pumping	49
13.2	Salt Harvesting	50
13.3	Carnallite Harvesting	52
13.4	Geotechnics and Hydrogeology	53
13.5	Life of Mine Schedule	53
13.6	Mining Equipment	54
13.7	Personnel Requirement	54

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14	PROCESSING AND RECOVERY METHODS	55
14.1	Carnallite Processing Plant	55
14.2	Personnel Requirement	56
15	INFRASTRUCTURE	57
15.1	Roads	58
15.2	Rail	58
15.3	Ports	58
15.4	Power and Water	59
15.5	Tailings and Waste Dumps	59
16	MARKET STUDIES	60
16.1	Potash Market	60
16.2	Demand	60
16.3	Commodity Price Projections	61
16.4	Contracts	61
17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS	62
17.1	Permitting	62
17.2	ICL Dead Sea Environmental Organisational Structure	63
17.3	Health, Safety and Environmental (HSE) Procedures	63
17.4	Stakeholder Engagement	65
17.5	Mine and Facility Closure Plans	65
17.6	Adequacy of Current Plans to Address Any Issues Related to Environmental Compliance, Permitting, and Local Individuals, or Groups	65
18	CAPITAL AND OPERATING COSTS	66
18.1	Capital Costs	66
18.2	Operating Costs	66
19	ECONOMIC ANALYSIS	67
19.1	Economic Criteria	67
19.2	Cash Flow Analysis	68
19.3	Sensitivity Analysis	69
20	ADJACENT PROPERTIES	71
21	OTHER RELEVANT DATA AND INFORMATION	72
22	INTERPRETATION AND CONCLUSIONS	73
22.1	Geology and Mineral Resources	73
22.2	Mining and Mineral Reserves	73
22.3	Mineral Processing	74
22.4	Infrastructure	74
22.5	Environment	74
23	RECOMMENDATIONS	75
23.1	Geology and Mineral Resources	75
23.2	Mining and Ore Reserves	75
23.3	Mineral Processing	75
23.4	Environmental Studies, Permitting and Social or Community Impact	75
24	REFERENCES	76
25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT	77
26	DATE AND SIGNATURE PAGE	78
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TABLES

Table 1.1: Summary of Potash Production at the DSW	3
Table 1.2: Summary of Mineral Resources for the Dead Sea Works – December 31, 2024	6
Table 1.3: Summary of Mineral Reserves for the Dead Sea Works – December 31, 2024	6
Table 5.1: Summary of Potash Production at the DSW	26
Table 11.1: Summary of Mineral Resources for the Dead Sea Works – December 31, 2024	41
Table 12.1: Summary of Mineral Reserves for the Dead Sea Works – December 31, 2024	45
Table 12.2: DSW Precipitation and Harvesting Production Data for 2020 - 2024	46
Table 13.1: Summary of Pumping Performance (2009 to 2024)	50
Table 13.2: DSW Life of Mine Schedule	54
Table 14.1: Personnel for the Carnallite Processing Plant	56
Table 17.1: Permits and Licences held by ICL Dead Sea	61
Table 18.1: Life of Mine Capital Costs for the Dead Sea Works	66
Table 18.2: Life of Mine Operating Costs for the Dead Sea Works	66
Table 19.1: Economic Assumptions and Parameters for the Dead Sea Works	67
Table 19.2: Annual Discounted Cash Flow Model for the Dead Sea Works	68
Table 19.3: Sensitivity Analysis for the DSW	69
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FIGURES

Figure 3.1: Location of the DSW, Israel	18
Figure 3.2: ICL Dead Sea Concession Area	21
Figure 6.1: Location of the Ded Sea Basin within the Dead Sea Transform Fault System	27
Figure 6.2: Geological Model of the Formation of the Dead Sea	28
Figure 6.3: Local Geology of the Dead Sea Region	29
Figure 6.4: Schematic Cross Section of the Western Dead Sea	30
Figure 6.5: Stratigraphy of the Dead Sea Group at Mount Sodom	31
Figure 7.1: Mineral Concentration in Solution with Progression through the DSW Pond System	33
Figure 7.2: Brine Sample Collecting	34
Figure 7.3: Methodology and Equipment used in Surveying Carnallite Precipitation	35
Figure 7.4: Plan of Carnallite Ponds Showing Solution Depth in Metres	35
Figure 7.5: Plan of Carnallite Ponds Showing Carnallite Thickness in Metres	35
Figure 8.1: Analysis of Brine Samples for KCl (g/kg) by Sampling Station (2024)	37
Figure 8.2: Analysis of Brine Samples for NaCl (g/kg) by Sampling Station (2024)	37
Figure 8.3: Analysis of Brine Samples for MgCl2 (g/kg) by Sampling Station (2024)	38
Figure 8.4: Analysis of Brine Samples for Ca (g/kg) by Sampling Station (2024)	38
Figure 11.1: ICL Predictive Model of Dead Sea Estimated Recovered KCl Against Water Inflow	42
Figure 11.2: ICL Predictive Models of Dead Sea Level Reduction Against Water Inflow	43
Figure 13.1: Outline of the Salt and Carnallite Ponds at the DSW	48
Figure 13.2: Schematic Plan of DSW Solution Flows (schematic) and Pumping Stations	49
Figure 13.3: P9 Pumping Station	49
Figure 13.4: Salt Harvesting Cutter Suction Dredger	51
Figure 13.5: Schematic of Deposition of Carnallite (PL - Pond Level, H – Height Measured, CH – Carnallite Cake Height, NFL – NaCl floor level)	52
Figure 13.6: Schematic Production Scheme (Barge Cycle)	53
Figure 13.7: DSW Mining Personnel Requirement	54
Figure 14.1: Potash Compaction Process at the DSW	56
Figure 15.1: General Site Map of the DSW Processing Facilities	57
Figure 15.2: DSW Combined Cycle Power Plant Configuration	59
Figure 17.1: DSW Environmental Management Department	63
Figure 19.1: After-Tax 10% NPV Sensitivity Analysis	70
Figure 20.1: Relationship Between the DSW in Israel and APC in Jordan	71
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1	EXECUTIVE SUMMARY

This Technical Report Summary (TRS) has been prepared by Wardell Armstrong International Limited (WAI) in association with ICL Group Limited (ICL or the Company), on the Dead Sea Works mining operation (the Property or the DSW). The purpose of this TRS is to support the disclosure of Mineral Resource and Mineral Reserve estimates on the Property as of December 31, 2024 (the Effective Date), in the annual report on Form 20-F and periodic filings with the United States Securities and Exchange Commission (SEC). This Technical Report Summary conforms to SEC’s Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601(b)(96) Technical Report Summary.

The conclusions, recommendations, and forward-looking statements made by the Qualified Persons (QPs) are based on reasonable assumptions and results interpretations. Forward-looking statements cannot be relied upon to guarantee the Property’s performance or outcomes and naturally include inherent risks and risks relating to the mining industry.

ICL is a public company with its headquarters in Tel Aviv, Israel. ICL owns a 100% interest in the mineral rights for the Property through ICL Dead Sea, a wholly owned subsidiary. The DSW was founded in 1952 by the Israeli government as a state-owned enterprise under the holding company, Israel Chemicals Limited.

The Property is currently operating and comprises a dredging operation located on the Dead Sea, in which the mineral carnallite is mined (harvested) following precipitation from mineral rich brines on to the floor of artificial evaporation ponds. The harvested material is pumped to a processing plant on the western shore where it is processed into potash products for use in the fertilizer industry. In 2024, a total of 3.7 Mt of potash products were produced.

In addition, other products including bromine, metal magnesium, magnesium chloride and salt products are produced by the operation. In 2024, a total of 190 kt of bromine, 17 kt of metal magnesium, 125 kt of salt and 111 kt of solid magnesium chloride were produced. However, no Mineral Resources or Mineral Reserves are estimated for these products and no revenue from these products has been included in the economic analysis.

1.1	Property Description

The DSW is located in the Negev desert in southern Israel. The region's largest city and administrative capital is Be’er Sheva and is located approximately 80 km to the northwest of the DSW. The operation is located on the southwest shore of the southern Dead Sea basin and is a unique operation that involves the pumping of mineral rich water from the northern Dead Sea into a collection of engineered shallow ponds where evaporation of water results in the precipitation of the mineral carnallite which is harvested from the base of the ponds by cutter suction dredgers and pumped in solution to the processing facilities.

The eastern boundary of the DSW demarks the border between Israel and Jordan and consists of a raised levee. The DSW operation includes a series of pump stations, the southern basin ponds, cutter suction dredgers, processing facilities, road transportation facilities, conveyor to a railhead and facilities at the Mediterranean port of Ashdod and the Red Sea port of Eilat. The Property is operating and has a concession area of 652 km2 including salt ponds (total area of 97.4 km2) and carnallite ponds (total area of 49.3 km2). The DSW processing facilities are approximately centred on the geographic coordinates: latitude 31°02’18”N and longitude 35°22’15”E.

Pursuant to the Israeli Dead Sea Concession Law, 1961 (hereinafter – the Concession Law), as amended in 1986, and the concession deed attached as an addendum to the Concession Law, ICL Dead Sea was granted a concession to utilize the resources of the Dead Sea and to lease the land required for its plants in Sodom for a period ending on March 31, 2030. According to the Concession Law, should the government decide to offer a new concession after the expiration date to another party, it will first offer the new concession to ICL Dead Sea on terms that are no less attractive than those it may offer to that party.

1.2	Accessibility, Climate, Local Resources, Infrastructure and Physiography

The city of Be’er Sheva is easily accessed by road from the Mediterranean coast (approximately 100 km south of Tel Aviv) and the DSW is approximately 80 km southeast of Be’er Sheva and is accessed by road via Highways 40, 25 and 90. The Red Sea port of Eilat is approximately 183 km south of the DSW and is accessible by road via Highway 90. The operation is connected to the Mediterranean port of Ashdod by a rail link whereby an 18 km conveyor belt connects the DSW to a railhead at Tzefa in Mishor Rotem.

The Negev desert has a typical arid climate and is dry and warm all year round. The Dead Sea region is the lowest point on the Earth’s surface and the DSW is located immediately south of the northern Dead Sea basin, within the Jordan rift valley. The Dead Sea is at an elevation of 439.7 m below sea level (the level of the DSW ponds is around 400 m below sea level) and extends for 50 km north to south and 15 km east-west at its widest point.

The Property has a long history of mining activity and there is an established in-country network of mining suppliers and contractors. There is sufficient and experienced work force available due to the proximity of Be’er Sheva. There is an extensive network of highways, rail links, telecommunications facilities, national grid electricity, gas and water.

1.3	History

In the early part of the 20th century, the Dead Sea began to attract interest from chemists due to the concentration of minerals. In 1929, a concession was granted by the British Mandatory government to the newly formed Palestine Potash Company. During the 1930’s, two processing plants were constructed to extract potash, of these, the plant on the northern Dead Sea was destroyed in the 1948 Arab-Israeli War. In 1952, the Dead Sea Works was founded by the Israeli government as a state-owned enterprise based on the remnants of the Palestine Potash Company. Major expansions of the DSW occurred during the following decades under continued ownership by the Israeli government, which formed a new holding company, Israel Chemicals Limited.

A summary of the potash production at the DSW since 2005 is shown in Table 1.1.

Table 1.1: Summary of Potash Production at the DSW
Year	Potash Product (kt)	Year	Potash Product (kt)
2005	3,720	2015	2,437
2006	3,691	2016	3,768
2007	3,641	2017	3,654
2008	3,543	2018	3,804
2009	3,185	2019	3,334
2010	3,402	2020	3,960
2011	2,982	2021	3,900
2012	3,529	2022	4,011
2013	3,590	2023	3,819
2014	3,503	2024	3,700

1.4	Geological Setting, Mineralization, and Deposit

The Dead Sea is located within the Dead Sea Transform (DST) fault system (or Dead Sea Rift) that consists of a series of faults that extend for approximately 1,000 km from southeastern Turkey to the southern end of the Sinai Peninsula. The DST is a transform boundary that falls between the African Plate to the west and the Arabian Plate to the east. Whilst the general relative movement between the plates is lateral (with both plates moving in the same direction to the north-northeast) the Arabian Plate is moving faster, resulting in extensional zones in the southern part of the DST which led to the formation of pull apart basins, one of which is the Dead Sea basin.

This basin was filled with water approximately 3 Ma and was connected to and formed an extension of the Mediterranean Sea. Approximately 2 Ma, tectonic activity led to the area between the Mediterranean and the Dead Sea being raised, isolating the Dead Sea basin from the Mediterranean and limiting further influx of water other than the Jordan River that flows into the Dead Sea from the north. There is no outflow from the Dead Sea and the aridity of the region combined with high near-surface evaporation has led to the waters of the Dead Sea becoming hyper-saline.

The northern Dead Sea basin contains one of the most saline lakes in the world. Its waters contain >30 % of dissolved salts, mainly magnesium, sodium and calcium chlorides, as well as high concentrations of potassium and bromine. The DSW takes advantage of this concentrated mineralised brine to enable further staged concentration after evaporation and precipitation of minerals in a series of engineered ponds in the southern Dead Sea basin. Mineral precipitation from the brine follows a typical evaporite sequence. Precipitation of halite early in the process is followed by precipitation of carnallite from the super concentrated brine before the remaining brine is returned to the northern Dead Sea.

1.5	Exploration

The DSW is not a conventional soft/hard rock deposit, nor a groundwater (aquifer) deposit, and extraction of minerals is from natural evaporation of hypersaline brines. As such there is no standard exploration approach as is typically understood for a mineral deposit and no conventional exploration drilling has been conducted at the DSW.

Exploration is therefore based on the chemical analysis of source brine from the northern Dead Sea basin and the monitoring of changes in brine concentration during transfer between the various ponds of the operation along with quarterly surveys of the ponds conducted from boats and utilising sonar to determine the thickness of carnallite on the floor of the ponds. The carnallite thickness is determined by the (historic) pond floor level, depth of solution/water, and the surface pond level.  The process results in tens of thousands of measurements over the area of the ponds.

Carnallite, the mineral which potash is extracted from by ICL Dead Sea, is defined as MgCl2 KCl (H2O)6 and contains 27% potash, 34% magnesium chloride and 39% water. At the DSW, the crude carnallite product recovered, referred to as “Pond Carnallite” also contains sodium chloride (salt). Chemical composition analysis and assessment therefore focusses on the NaCl and KCl content of the brine, though a suite of elements is analysed, from the initial intake from the northern Dead Sea basin into the first pond and throughout the pond system.

Brine concentration changes throughout the solution flow. At the first pond (Pond 5) salt is precipitated, resulting in decreasing NaCl concentration and increasing KCl concentration in the remaining brine until at Pond 13, KCl is present at approximately 20 g/kg KCl. From Pond 13 through to Pond 36, KCl content steadily decreases with continued precipitation of carnallite. From Pond 36, the remaining brine is returned to the northern Dead Sea basin at a concentration of approximately 5 g/kg. The Dead Sea level is dropping at the rate of approximately 1.0 m/y which over time is gradually increasing the concentration of KCl in the source brine.

The concentration of dissolved minerals in the brine are monitored by ICL Dead Sea by daily sampling at 36 fixed stations including the salt ponds, carnallite ponds and pump stations. The samples are collected by ICL Dead Sea staff in 1 litre bottles which are labelled with pond and sample number and delivered to the on-site laboratory for chemical analysis.

1.6	Sample Preparation, Analyses, and Security

Each daily brine sample is accumulated in separate larger sample bottles over the course of seven days whereby a fixed amount is added each day to provide a weekly average. The 36 composite samples are then prepared for analysis using ion chromatography (IC). Each of the 36 samples (batch) is analysed for KCl, MgCl2, CaCl2, and NaCl and reported as g/kg with a weekly report issued by the laboratory manager. The laboratory is not accredited in-line with international/independent certification but does undertake its own in-house verification and check analysis (including use of control samples) to ensure reliability of results produced.

A control sample is included at the start and end of each batch of samples analysed. The control sample has target values of 10 g/kg for KCl, 127 g/kg for MgCl2, 35 g/kg for CaCl2 and 45 g/kg for NaCl. If an unusual result is obtained, the batch is re-analysed.

In the opinion of the QP and taking into account the uniqueness of the DSW operation, given the relatively stable mineral composition, consistency of the evaporation process, and slow cycle times of carnallite harvesting operations, the frequency and locations of sampling, the analytical method and control procedures are considered suitable to support estimation of Mineral Resources.

1.7	Data Verification

The sample database contains the results of the chemical analysis for KCl, MgCl2, CaCl2, and NaCl of the brine samples taken from the sampling stations. The QP reviewed the sample database to identify any obvious errors. Minor instances of zero assay values in the database were identified where no sample analysis had been completed, and minor instances of anomalous values were present. Because the maximum, minimum and mean assay values for each sample station show a high level of consistency, as is expected given the relatively stable mineral composition of the brines, anomalous values remaining in the database are easily identified and were removed by ICL Dead Sea.

No significant issues were identified by the QP with the sample database during the verification process. The data verification procedures confirm the integrity of the data contained in the sample database and the QP is of the opinion that the database is suitable for use in Mineral Resource estimation.

1.8	Mineral Processing and Metallurgical Testing

The DSW is a mature operation with a long history of processing potash mineralisation and therefore no additional mineral processing or metallurgical testing has been undertaken.

1.9	Mineral Resource Estimates

The Mineral Resources for the DSW have been estimated in compliance with the Securities and Exchange Commission requirements (SEC, 2018) and are reported in accordance with S-K 1300 regulations. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

It is the opinion of the QP that the Mineral Resource models presented in this report are representative of the informing data and that the data is of sufficient quality and quantity to support the Mineral Resource estimate to the Classifications applied.

A summary of the Mineral Resources at the DSW is presented in Table 1.2 with an effective date of December 31, 2024.

Table 1.2: Summary of Mineral Resources for the Dead Sea Works – December 31, 2024
Classification	Tonnes (Mt)	KCl (%)
Measured	297.9	20.8
Indicated	1,642.4	21.2
Measured + Indicated	1,940.3	21.1
Inferred	463.0	21.2

Notes:
1.	Mineral Resources are being reported in accordance with S-K 1300.
2.	Mineral Resources were estimated by ICL Dead Sea and reviewed and accepted by WAI.
3.	Mineral Resources are reported as being contained within the carnallite ponds following pumping from the northern Dead Sea basin.
4.	Mineral Resources are exclusive of Mineral Reserves.
5.	Mineral Resources are 100% attributable to ICL Dead Sea.
6.	Totals may not represent the sum of the parts due to rounding.
7.	Mineral Resources are estimated at a cut-off grade of 0% KCl.
8.	The Dead Sea Works is a dredging operation, and therefore no minimum mining width has been applied.
9.	Mineral Resources are estimated using average dry densities of 1.67 t/m3 for carnallite and 2.16 t/m3 for salt.
10.	Mineral Resources are estimated using a metallurgical recovery of 80.4%.
11.	Mineral Resources are estimated using a medium-long term potash price of $320/t FOB and an exchange rate of NIS 3.58 per U.S dollar.

1.10	Mineral Reserve Estimates

The Mineral Reserve estimate for the DSW is derived from an average of the previous 5 years of production at the operation. The QP considers this reasonable given the operation is in in a steady state and the composition of the source brines will not materially change over the timeframe considered for the Mineral Reserves which is limited by the current concession expiry on March 31, 2030.

Mineral Reserves have been classified in accordance with the definitions for Mineral Reserves in S-K 1300. Measured Mineral Resources within the timeframe of the current concession were converted to Proven Mineral Reserves. No Indicated Mineral Resources were converted to Mineral Reserves because sufficient Measured Mineral Resources are available in the concession timeframe. Inferred Mineral Resources were not converted to Mineral Reserves. A summary of the Mineral Reserves at the DSW is presented in Table 1.3.

Table 1.3: Summary of Mineral Reserves for the Dead Sea Works – December 31, 2024
Classification	Tonnes (Mt)	KCl (%)
Proven	122.7	20.6
Probable	-	-
Proven + Probable	122.7	20.6

Notes:
1.	Mineral Reserves are being reported in accordance with S-K 1300.
2.	Mineral Reserves were estimated by ICL Dead Sea and reviewed and accepted by WAI.
3.	The point of reference for the Mineral Reserves is defined at the point where ore is delivered to the processing plant.
4.	Mineral Reserves are 100% attributable to ICL Dead Sea.
5.	Totals may not represent the sum of the parts due to rounding.
6.	The Mineral Reserve estimate has an effective date of December 31, 2024.
7.	Mineral Reserves are estimated using a cut-off grade of 0% KCl.
8.	The Dead Sea Works is a dredging operation, and therefore no minimum mining width has been applied.
9.	Mineral Reserves are estimated using a metallurgical recovery of 80.4%.
10.	Mineral Reserves are estimated using an average of the previous two years’ potash price of $296/t FOB and an exchange rate of NIS 3.58 per U.S dollar.

1.11	Mining Methods

Mining starts with the pumping of brine from the northern Dead Sea basin into the evaporation ponds in the southern Dead Sea basin (approximately 15 km). In 2024, ICL Dead Sea pumped approximately 469 Mm3 of water from the northern basin into the evaporation ponds, of which, approximately 318 Mm3 of brine were returned at the end of the process. The evaporation ponds extend over an area of approximately 146.7 km2 and are divided into two main sub systems – an array of ponds for precipitating salt (mineral waste from the production process), and a series of ponds for precipitating carnallite.

The salt pond, known as Pond 5 is the largest pond and consists of 9 sub-ponds (156, 155/3 to 155/1, and 154/5 to 154/1). Pond 5 was built during the 1960s by construction of a large dam where, in the centre of the dyke surrounding it, a partition (separation clay core) was installed for sealing and preventing potential leakage of solutions. This dam marks the southern basin of the Dead Sea on the Israeli side and allowed the continued existence of the southern basin due to the system of pumping stations and flowing channels. In order to continue and operate Pond 5, the dyke was raised several times during the last 50 years.

Commencing 2022 onwards, the brine volume in Pond 5 is preserved by the Salt Harvesting Project. Approximately 8 million tonnes of salt per year is mainly recovered by an electric powered cutter suction dredger. The salt is contained in a slurry which is pumped to the eastern area of the pond and is deposited on dedicated stockpiles which are constructed and managed by excavators. The salt is allowed to dry, and the remaining brine solution is returned to the pond under gravity. The stockpiled salt will eventually be transferred back to the northern basin using a 24 km conveyor system (currently undergoing detailed engineering design) and is planned to be commissioned in 2027. In addition, ICL Dead Sea is planning to include a second dredger with commissioning planned in 2027. Costs for these projects are included in the capital and operating costs.

In 2024, due to the security situation in Israel, the harvesting activity of the dredger experienced some setbacks. ICL Rotem operated alternative excavators to support harvesting operations. ICL Rotem is considering the deployment of a third medium-sized dredger in order to augment its ability to address future operational risks.

Within the carnallite ponds, carnallite and the salt remaining in solution are precipitated on to the floor of the ponds. This material is harvested by floating barges with cutter suction dredgers and transported as a slurry to the processing plant for potash production. The brine from the end of the carnallite ponds is used as a raw material in the production of bromine and magnesium chloride.

1.12	Processing and Recovery Methods

The processing plants and associated facilities are arranged in two main areas, North and South. The North area encompasses the raw materials storage, logistics, the carnallite processing plant and the power plant for the site. The South area encompasses the magnesium plant, bromine and chlorine plants and the other speciality products facilities. Chlorine is produced by electrolysis of the brine solutions to produce chlorine, hydrogen, and sodium hydroxide. Bromine is produced by treating brine from Pond 36, where it is most concentrated, with chlorine to produce bromine and magnesium chloride. Lastly, magnesium is produced through the electrolysis of molten carnallite to produce magnesium metal and chlorine.

In the carnallite processing plant the harvested material is processed by flotation and selective crystallisation to produce KCl (potash). The carnallite processing plant contains two separate facilities, a hot leach plant, that uses steam energy, and a cold leach plant. Approximately 48 % of the total KCl produced is sent for further processing into granular potash product in a compacting plant. The capacity of the carnallite processing plant exceeds the carnallite producing capacity of the pond system.

In the cold leach plant the crude carnallite passes to flotation where NaCl is recovered and sent to a stockpile. The flotation tailings are thickened and filtered and pass to a carnallite decomposition stage, together with the original coarse fraction from the first stage of screening. In the carnallite decomposition stage, KCl is produced together with a magnesium chloride brine. The brine solutions are returned to the ponds and the KCl and NaCl are filtered and pass to a NaCl dissolution stage. The insoluble KCl product is thickened, filtered and dried before being conveyed to the compaction plant.

In the hot leach plant the fine fraction is thickened and filtered to provide a feed stock for the plant. This material is then decomposed to produce KCl and magnesium brine. The pulp is then thickened and filtered, and the solids pass to a crystallisation stage. Here the solids are mixed with hot water and the KCl is dissolved. The solution then passes to two lines of crystallisers and condensers where the KCl is recovered, thickened, filtered, and dried. The insoluble NaCl product is dewatered and stockpiled.

Potash that passes to the compaction plant is sourced from both the hot and cold leach plants. The compacted material is crushed and screened and transported for product storage. The oversize is returned to crushing and the fines to the head of the process for further compaction.

Final potash products produced by the DSW operation include Standard Grade (SMOP), Granular Grade (GMOP) and Fine Grade (FMOP). Metallurgical recovery of KCl is approximately 80.4 % based on the previous five-year’s average. However, KCl that is not recovered is returned to the ponds and can be re-harvested in future.

1.13	Infrastructure

Infrastructure associated with the operation includes pump stations, southern basin ponds and associated infrastructure, processing facilities including potash production facilities (cold leach plant, hot leach plant and compaction plant), bromine and chlorine plants, metal magnesium, magnesium chloride and salt production facilities, power station, product storage, road haulage facilities, an 18 km conveyor to Tzefa rail head and rail line, and port facilities at Ashdod and Eilat ports. There is a well-maintained network of paved highways, rail services, excellent telecommunications facilities, national grid electricity and gas, and sufficient water supply.

ICL Dead Sea has operated an improved natural gas cogeneration power station in Sodom, since 2018. This power station supplies electricity and steam required to support the production of ICL Dead Sea’s plants at the site, and it sells its surplus electricity to other ICL companies and external customers via the national grid in Israel. It has a capacity of about 330 tonnes of steam per hour and about 230 MWh. ICL Dead Sea operates the power station concurrently with an older power station which continues to operate on a limited basis as a ‘hot back up’.

No tailings storage facilities are required by the operations. Brine remaining in the final carnallite pond is returned to the Northern basin via the Arava Stream.

1.14	Market Studies

ICL Dead Sea’s potash products are sold under contracts to customers globally and are exported from Ashdod and Eilat ports. ICL Dead Sea has used a medium-long term potash price of $320/t FOB for estimation of Mineral Resources and the average of the previous two-year’s potash selling price of $296/t FOB for estimation of Mineral Reserves.

1.15	Environmental Studies, Permitting, And Plans, Negotiations, Or Agreements With Local Individuals or Groups

ICL Dead Sea is governed by Israeli laws and environmental regulations, including those pertaining to corporate social responsibility, environmental protection, building codes, and the planning and management of resources for land, water, air and noise.

It is the QP’s opinion that ICL Dead Sea’s current actions and plans are appropriate to address any issues related to environmental compliance, permitting, relationship with local individuals or groups. Permits held by ICL Dead Sea are sufficient to ensure that the operation is conducted within the Israeli regulatory framework. There are currently no known environmental, permitting, or social/community risks that could impact the Mineral Resources or Mineral Reserves.

1.16	Capital, Operating Costs and Economic Analysis

The DSW is currently producing and there is no pre-production capital. Capital costs over the LOM total $1,311.1 million. Operating costs over the LOM total $3,813.7 million.

The economic analysis is based on Proven Mineral Reserves, economic assumptions, and capital and operating costs in the LOM schedule. The analysis has used a Discounted Cash Flow (DCF) method to estimate the projects return based on expected future revenues, costs, and investments. The DCF model was on a 100 % attributable basis and confirmed that the DSW Mineral Reserves are economically viable at the assumed commodity price forecast. The cash flow model showed an after-tax NPV, at 10 % discount rate of $401.5 million.

1.17	Adjacent Properties

The eastern raised levee of the DSW along which the concession boundary lies, demarks the border between Israel and Jordan. Across the border on the Jordanian side Arab Potash Company (APC), formed in 1956, produces approximately 2.8 Mt of potash annually, as well as sodium chloride and bromine. The plant is located at Safi, South Aghwar Department, in the Karak Governorate.

1.18	Interpretation and Conclusions

The QPs have reviewed the licensing, geology, exploration, Mineral Resources and Mineral Reserve estimation methods, mining, mineral processing, infrastructure requirements, environmental, permitting, social considerations and financial information.

The QPs consider the Mineral Resources for the Property have been prepared to industry best practice and conform to the resource categories defined by the SEC in S-K 1300.

The QPs consider the Mineral Reserves for the Property have been classified in accordance with the definitions for Mineral Reserves in S-K 1300.

1.19	Recommendations

The QPs make the following recommendations for the respective study areas:

1.19.1	Geology and Mineral Resources

•
A quality control sample is included at the start and end of each batch of brine samples analysed by the DSW laboratory. The control sample is used to monitor the accuracy of the laboratory analysis and has target values of 10 g/kg for KCl, 127 g/kg for MgCl2, 35 g/kg for CaCl2 and 45 g/kg for NaCl. The QP considers it would be prudent to run additional controls of lower and higher KCl grade, as well as ‘blank’ samples, to provide an additional check on the laboratory analysis.

1.19.2	Mining and Ore Reserves

•	Continue to progress existing projects including:
o
The conveyor to transfer salt back to the Northen basin (currently undergoing detailed engineering design) for commissioning planned in 2027. Costs for this project are included in the capital and operating costs.

o	The second dredger for the Salt Harvesting Project (commissioning planned in 2027). Costs for this project are included in the capital and operating costs.
o
Following detailed design completed in 2022, continue design optimisation works for the Arava stream project to prevent erosion endangering the future stability of the eastern dykes in the array of salt and carnallite ponds.

1.19.3	Mineral Processing

•	The DSW processing plant has operated in a steady state for many years. As such no further recommendations are made by the QP other than to continue with ongoing optimisation studies.

1.19.4	Environmental Studies, Permitting and Social or Community Impact

•	Consider more closely the requirement to disclose information more clearly and separately from the overall corporate responsibility report and information disclosed on the ICL corporate website.
•	Consider implementing a formalised system of stakeholder engagement as a standard procedure.

2	INTRODUCTION

2.1	Terms of Reference and Purpose of the Report

This Technical Report Summary (TRS) on the DSW mining operation, located in Israel was prepared and issued by Wardell Armstong International Limited (part of SLR Consulting Limited). The purpose of this TRS is to support the disclosure of the DSW mining operation Mineral Resource and Mineral Reserve estimates as of December 31, 2024. This TRS conforms to the United States Securities and Exchange Commission’s (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.

ICL is a multi-national company that develops, produces and markets fertilizers, metals and special purpose chemical products. ICL shares are traded on the New York Stock Exchange (NYSE) and the Tel Aviv Stock Exchange (TASE). ICL has its headquarters in Tel Aviv, Israel. ICL owns a 100 % interest in the mineral rights for the Property through ICL Dead Sea, a wholly owned subsidiary. The DSW was founded in 1952 by the Israeli government as a state-owned enterprise under the holding company, Israel Chemicals Limited.

The DSW is located on the southwest shore of the Dead Sea’s southern basin, in the Negev desert in southern Israel. The region’s largest city is Be’er Sheva and is located approximately 80 km to the northwest of the DSW. The eastern boundary of the DSW demarks the border between Israel and Jordan and consists of a raised levee. The concession covers a total area of 652 km2.

The Property is currently operating and comprises a dredging operation located on the Dead Sea in which the mineral carnallite is mined (harvested) following precipitation from mineral rich brines on to the floor of artificial evaporation ponds. The harvested material is pumped to a processing plant on the western shore where it is processed into potash products for use in the fertilizer industry. In 2024, a total of 3.7 Mt of potash products were produced. As of the Effective Date, the total Proven and Probable Mineral Reserves of the DSW are 122.7 Mt at an average grade of 20.6 % KCl. The Mineral Reserves will be mined based on the current life of mine (LOM) plan which runs from 2025 to March 31, 2030, according to the expiry of the current concession.

In addition, other products including bromine, metal magnesium, magnesium chloride and salt products are produced by the operation. In 2024, a total of 190 kt of bromine, 17 kt of metal magnesium, 125 kt of salt and 111 kt of solid magnesium chloride were produced. However, no Mineral Resources or Mineral Reserves are estimated for these products and no revenue from these products has been included in the economic analysis.

2.2	Qualified Persons or Firms and Site Visits

The Qualified Persons preparing this report are specialists in the fields of geology, exploration, Mineral Resource and Mineral Reserve estimation and classification, mining, hydrogeology, geotechnical, permitting, metallurgical testing, mineral processing, processing design, capital and operating cost estimation, and mineral economics.

WAI serves as the Qualified Firm for all sections of this Technical Report Summary in compliance with 17 CFR § 229.1302 (b)(1)(i) and (ii) qualified person definition.

WAI has provided the mineral industry with specialised geological, mining engineering, mineral processing, infrastructure, environmental and social, and project economics expertise since 1987. Initially as an independent company, but from 1999 as part of the Wardell Armstrong Group (WA) and from 2024 as part of SLR Consulting Limited. WAI’s experience is worldwide and has been developed in the industrial minerals and metalliferous mining sectors.

A site visit to the DSW was undertaken by Qualified Persons of WAI on October 26, 2022. Due to the state of war declared in Israel in 2024, a recent site visit was not undertaken by WAI. However, on January 8, 2025, a site visit was undertaken by Qualified Persons of Geo-Prospect, an Israel based consultancy, on behalf of WAI. Information and photos collected by Geo-Prospect were provided to WAI for review. The site visit included a tour of the operation and included the following areas:

•	The P-9 pumping station at the southern end of the northern Dead Sea basin and the settling pond from the P-9 pumping station.
•	Pond 5 (salt pond) including levee between sub ponds 156/1 and 156/2.
•	Salt harvesting dredger and salt stockpiles in Pond 5.
•	Planned conveyor route for the return of salt to the Northern basin.
•	The carnallite ponds.
•	A review of brine sampling methods and procedures.
•	The analytical laboratory and observed analysis of brine samples.
•	Pump station 36 to the Arava stream for return of brine to the Northern basin.
•	The Tzefa transfer station including conveyor from the DSW, product storage facilities and rail load out.

The DSW processing plant was not visited by Geo-Prospect. There have been no material changes to the processing plant since the site visit by WAI on October 26, 2022. The findings of the site visit by Geo-Prospect were consistent with the QPs opinions on the DSW operation.

2.3	Sources of Information

This Technical Report Summary has been prepared by WAI for ICL. The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to WAI at the time of preparation of this report.
•	Documentation for licensing and permitting, published government reports and public information as included in Section 24 (References) of this report and cited in this report.
•	Assumptions, conditions, and qualifications as set forth in this report.

•	Data, reports, and other information supplied by ICL and other third-party sources as listed below.

Discussions in relation to past and current operations at the DSW were held by Geo-Prospect during the site visit and included discussions with DSW production staff, laboratory personnel, mineral processing and environmental engineers. In addition, discussions were held with the following personnel:

•	Mr. Meir Berger, CFO Potash Division
•	Mr. Oriel Aliat, Director of Mega Projects.
•	Mr. Evgeny Maiburd, Head of Process Engineering.
•	Mr. Lior Steiner, Head of the Salt Harvest Department.
•	Mr. Zvi Yonatan – Salt Conveyance Project Manager.
•	Mr. Alex Aizenberg – Project Manager, Chief Civil Engineer.
•	Mr. Eli Gafnovich – Tzefa Site Manager.

The third-party sources providing information in support of this report are Geo-Prospect (Israel).

2.4	Previously Filed Technical Report Summary Reports

A TRS was prepared by WAI, on behalf of ICL and was titled “S-K 1300 Technical Report Summary, Boulby (UK), Cabanasses and Vilafruns (Spain), Rotem (Israel), Dead Sea Works (Israel), and Haikou (China) Properties” and was dated February 22, 2022. The purpose of the TRS was to support the disclosure of Mineral Resources and Mineral Reserves on the Properties as of December 31, 2021, in the yearly reporting on Form 20-F filed with the SEC. The TRS was the first filing of a Technical Report Summary on the Property. This report supersedes information in the previously filed TRS pertaining to the DSW mining operation.

2.5	Forward-Looking Statements

This Technical Report Summary contains statements that constitute “forward-looking statements,” many of which can be identified by the use of forward-looking words such as “anticipate,” “believe,” “could,” “expect,” “should,” “plan,” “intend,” “estimate”, "strive", "forecast", "targets" and “potential,” among others. In making such forward looking statements, the safe harbor provided in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, has been relied on.

Such forward-looking statements include, but are not limited to, statements regarding ICL’s intent, belief or current expectations. Forward-looking statements are based on ICL management’s beliefs and assumptions and on information currently available. Such statements are subject to risks and uncertainties, and the actual results may differ materially from those expressed or implied in the forward-looking statements due to various factors, including, but not limited to:

Loss or impairment of business licenses or mineral extractions permits or concessions; volatility of supply and demand and the impact of competition; the difference between actual reserves and reserve estimates; natural disasters and cost of compliance with environmental regulatory legislative and licensing restrictions including laws and regulation related to, and physical impacts of climate change and greenhouse gas emissions; litigation, arbitration and regulatory proceedings; disruptions at seaport shipping facilities or regulatory restrictions affecting ability to export products overseas; changes in exchange rates or prices compared to those currently being experienced; general market, political or economic conditions; price increases or shortages with respect to principal raw materials; pandemics may create disruptions, impacting sales, operations, supply chain and customers; delays in termination of engagements with contractors and/or governmental obligations; labor disputes, slowdowns and strikes involving employees; pension and health insurance liabilities; changes to governmental incentive programs or tax benefits, creation of new fiscal or tax related legislation; and/or higher tax liabilities; changes in evaluations and estimates, which serve as a basis for the recognition and manner of measurement of assets and liabilities; failure to integrate or realize expected benefits from mergers and acquisitions, organizational restructuring and joint ventures; currency rate fluctuations; rising interest rates; government examinations or investigations; information technology systems or breaches of data security, or service providers', data security; failure to retain and/or recruit key personnel; inability to realize expected benefits from cost reduction programs according to the expected timetable; inability to access capital markets on favourable terms; cyclicality of our businesses; ICL is exposed to risks relating to its current and future activity in emerging markets; changes in demand for fertilizer products due to a decline in agricultural product prices, lack of available credit, weather conditions, government policies or other factors beyond its control; ability to secure approvals and permits from authorities to continue mining operations; volatility or crises in the financial markets; hazards inherent to mining and chemical manufacturing; the failure to ensure safety of workers and processes; exposure to third party and product liability claims; product recalls or other liability claims as a result of food safety and food-borne illness concerns; insufficiency of insurance coverage; war or acts of terror and/or political, economic and military instability; including the current state of war declared in Israel and any resulting disruptions to supply and production chains; filing of class actions and derivative actions against ICL, its executives and Board members; closing of transactions, mergers and acquisitions; and other risk factors discussed in “Item 3 – Key Information— D. Risk Factors” in ICL’s 2024 Annual Report on Form 20-F.

Forward looking statements speak only as of the date they are made, and, except as otherwise required by law, ICL does not undertake any obligation to update them in light of new information or future developments or to release publicly any revisions to these statements, targets or goals in order to reflect later events or circumstances or to reflect the occurrence of unanticipated events. Investors are cautioned to consider these risk and uncertainties and to not place undue reliance on such information. Forward-looking statements should not be read as a guarantee of future performance or results and are subject to risks and uncertainties, and the actual results may differ materially from those expressed or implied in the forward-looking statements.

2.6	Units and Abbreviations

All units of measurement in this TRS are reported in the Système Internationale d’Unités (SI), as utilised by international mining industries, including: metric tonnes (tonnes, t), million metric tonnes (Mt), kilograms (kg) and grams (g) for weight; kilometres (km), metres (m), centimetres (cm) or millimetres (mm) for distance; cubic metres (m3), litres (l), millilitres (ml) or cubic centimetres (cm3) for volume, square metres (m2), acres, square kilometres (km2) or hectares (ha) for area, and tonnes per cubic metre (t/m3) for density.  Elevations are given in metres above sea level (masl).

Unless stated otherwise, all currency amounts are stated in United States dollars ($). New Israeli Shekels (NIS) have been converted to United States dollars at an exchange rate of $ 1.00 equals NIS 3.58. The units of measure presented in this report are metric units. Grade of the main element (KCl) is reported in percentage (%). Tonnage is reported as metric tonnes (t), unless otherwise specified.

Abbreviations used in this report are summarised below:

Acronym / Abbreviation	Definition
°C	Degrees Celsius
2D	Two-dimensional
3D	Three-dimensional
AA	Atomic Absorption
AAS	Atomic Absorption Spectrometry
AGI	American Geologic Institute
AI	Acid Insoluble assays
Al2O3	Aluminium Oxide
APC	Arab Potash Company
BAT	Best Available Technology or Best Available Techniques
bhp	Brake Horse Power
BOT	Build-Operate-Transfer
Ca2+	Calcium ions
CaCl2	Calcium chloride
CaO	Calcium Oxide
Cd	Cadmium
CDP	Carbon Disclosure Project
CEMS	Constant Emissions Monitoring Systems
CO2	Carbon dioxide
COG	Cut-off Grade
CORS	Continuously Operating Reference Station
CRM	Certified Reference Materials
CSD	Cutter Suction Dredge
DST	Dead Sea Transform (geological fault system)
DSPGC	Dead Sea Preservation Government Company Limited
DSW	Dead Sea Works
EA	Environmental Assessment
EDA	Exploratory data analysis
EHS&S	Environment, Health, Safety and Sustainability
EIA	Environmental Impact Assessment
EIS	Environmental Impact Statement
EMS	Environmental Management System
EPR	Environmental Permitting Regulations
ESG	Economic and environmental, Social, Governance
ESIA	Environmental and Social Impact Assessment
F	Florine
Fe	Iron
Fe2O3	Iron Oxide or ferric oxide
FOB	Free on Board / Freight on Board
FS	Feasibility Study
GHG	Greenhouse Gas
GIS	Geographical Information Services
GPS	Global Positioning System
GRI	Global Reporting Initiative
GWh	Gigawatt hour
H&S	Health and Safety
Ha	Hectare (10,000m2)
HFO	Heavy Fuel Oil
HOP	Human and Organizational Performance
hr	Hour/s
HSSD	Holland Shallow Seas Dredging

Acronym / Abbreviation	Definition
ICL	ICL Group Ltd.
ID	Identification (number or reference)
IEC	Israeli National Grid
ILA	Israel Lands Administration
IPPC	Integrated Pollution Prevention Control
JV	Joint Venture
K	Potassium
K2O	Potassium oxide
KCl	Potash
KCl.MgCl2•6(H2O)	Carnallite
kV	Kilovolt
kW	Kilowatt
kWh	Kilowatt hour
kWh/t	Kilowatt hour per tonne
LFO	Light Fuel Oil
LIMS	Laboratory Information Management System
LOM	Life of Mine
LTA	Lost Time Analysis
M	Million(s)
Ma	Million years
MAPGIS	GIS Mapping Software
mbsl	Metres below sea level
MgCl2	Magnesium chloride
MgO	Magnesium Oxide
MOP	Muriate of potash
Mtpa	Million tonnes per annum
MW	Megawatt
MWh	Megawatt hour
NaCl	Sodium Chloride (salt)
NEGEV	Negev Energy Ashalim Thermo-Solar Ltd. (Israeli Natural Gas Grid Supplier)
OEE	Overall Equipment Effectiveness
P2O5	Phosphorus pentoxide
Pa	Pascal (measurement of vacuum gas pressure)
PFS	Prefeasibility Study
ppm	parts per million
QA/QC	Quality Assurance and Quality Control
QMS	Quality Management System
QP	Qualified Person
RMR	Rock Mass Rating
ROM	Run of Mine
rpm	revolutions per minute
SEC	U.S. Securities and Exchange Commission
SiO2	Silicon Dioxide
SLR	SLR Consulting Limited
SRM	Standard Reference Materials
t	Tonne metric unit of mass (1,000kg or 2,204.6 lb)
t/a or tpa	Tonnes per annum
t/d or tpd	Tonnes per day
t/h or tph	Tonnes per hour
TRS	(SK 1300) Technical Report Summary
UTM	Universal Transverse Mercator
WAI	Wardell Armstrong International
XRD	X-ray powder Diffraction
XRF	X-ray powder Fluorescence

3	PROPERTY DESCRIPTION

The Dead Sea Works is located in the Negev desert in southern Israel. The region's largest city and administrative capital is Be’er Sheva and is located approximately 80 km to the northwest. The DSW operation is one of the world’s largest producers of potash products. In addition, bromine, metal magnesium, magnesium chloride and salt are also produced. The operation is located on the southwest shore of the southern Dead Sea basin and is a unique operation that involves the pumping of mineral rich water from the northern Dead Sea into a collection of engineered shallow ponds where evaporation of water results in the precipitation of the mineral carnallite which is harvested from the base of the ponds by cutter suction dredgers and pumped in solution to the processing facilities. The eastern boundary of the DSW demarks the border between Israel and Jordan and consists of a raised levee. The DSW operation includes a series of pump stations, the southern basin ponds, cutter suction dredgers, processing facilities, road transportation facilities, conveyor to a railhead and facilities at the Mediterranean port of Ashdod and the Red Sea port of Eilat. The Property is operating and has a concession area of 652 km2 including salt ponds (total area of 97.4km2) and carnallite ponds (total area of 49.3km2). ICL Dead Sea’s head office is in Be’er Sheva.

The DSW processing facilities are approximately centred on the geographic coordinates: latitude 31°02’18”N and longitude 35°22’15”E.  The location of the DSW is shown in Figure 3.1.

Figure 3.1: Location of the DSW, Israel

3.1	Tenure

Pursuant to the Israeli Dead Sea Concession Law, 1961 (hereinafter – the Concession Law), as amended in 1986, and the concession deed attached as an addendum to the Concession Law, ICL Dead Sea was granted a concession to utilize the resources of the Dead Sea and to lease the land required for its plants in Sodom for a period ending on March 31, 2030. According to the Concession Law, should the government decide to offer a new concession after the expiration date to another party, it will first offer the new concession to ICL Dead Sea on terms that are no less attractive than those it may offer to that party.

In accordance with section 24 (a) of the Supplement to the Concession Law, it is stated, among other things, that at the end of the concession period all the tangible assets at the concession area will be transferred to the government, in exchange for their amortized replacement value – the value of the assets as if they are purchased as new at the end of the concession period, less their technical depreciation based on their maintenance condition and the unique characteristics of the Dead Sea area.

Pursuant to section 24 (b) of the Supplement to the Concession Law, it is stated that capital investments made 10 years before the concession ends (i.e. April 2020) to the end of the concession period require a prior consent of the Government, unless they can be fully deducted for tax purposes before the end of the concession period. However, the Government's consent to any fundamental investment that may be necessary for the proper operation of the plant, will not be unreasonably delayed or suspended. In 2020, a work procedure was signed between the Company and the Israeli Government for the purpose of implementing section 24(b).  The procedure determines, among other things, the manner of examining new investments and the consent process.  In addition, the procedure determines the Company's commitment to invest in fixed assets, including for preservation and infrastructure, and for ongoing maintenance of the facilities in the concession area (for the period beginning in 2026) and the Company's commitment to continue production of potassium chloride and elemental bromine (for the period commencing 2028), all subject to the conditions specified in the procedure. Such commitments do not change the way the Company currently operates. The Company operates with the Israeli Government in accordance with the procedure and obtains investment approvals from time to time as required.

The extent of the concession area is shown in Figure 3.2.

Figure 3.2: ICL Dead Sea Concession Area

3.2	Royalties

In consideration of the concession, DSW pays royalties and lease rentals to the Government of Israel and is subject to the Law for Taxation of Profits from Natural Resources, on top of the regular income tax.

3.3	Environmental Liabilities and Permitting Requirements

Salt precipitating to the floor of Pond 5 is required to be removed (salt harvesting) to maintain a fixed brine volume for the production process. In addition, should the water level in Pond 5 rise above a certain point it may cause structural damage to the foundations of hotel buildings situated close to the water’s edge, to the settlement of Neve Zohar and to other infrastructure located along the western shoreline of the Pond.

The preservation of the water level in Pond 5 at its maximum height (15.1 m), which was reached at the end of 2021, was conducted through a joint project of the Dead Sea Preservation Government Company Limited (DSPGC), and ICL Dead Sea (which financed 39.5 % of the project’s costs), for construction of coastline defences. The project included the raising of the dyke along the western beachfront of Pond 5, across from the hotels, together with a system for lowering subterranean water. The construction work with respect to the hotels’ coastline was completed, and the elevation work in the intermediate area between two hotel complexes conducted by the DSPGC is nearing completion.

Commencing 2022 onwards, the brine volume in Pond 5 is preserved by the Salt Harvesting Project.

The receding level of the northern basin is contrary to the rising level of water in Pond 5 of the southern basin. This is due to Pond 5 being at a higher elevation and the constant accumulation of salt on the floor of the Pond. This necessitates a pumping station to feed the Pond with brine from the northern basin. The water level of the northern basin is receding due to the reduction of the flow from the Jordan River into the northern basin and evaporation (including evaporation from the ponds of ICL Dead Sea on the Israeli side and APC on the Jordanian side). As a result of the decline of the level of water in the northern basin, sinkholes occur in the area with increasing frequency over recent years. ICL Dead Sea monitors these areas and fills sinkholes when they appear.

An additional effect of the decline in the level of the northern Dead Sea basin is the erosion of the Arava stream, which flows along the international border between Israel and Jordan. The erosion could endanger the future stability of the eastern dykes in the array of salt and carnallite ponds. ICL Dead Sea conducts ongoing monitoring and activities to on site to protect the dykes. In 2020, the research phase of a project to prevent the continued erosion of the stream was completed. In 2022, detailed design on the project was completed and optimization works are currently ongoing. All work is being implemented with full cooperation from the APC. Prior to commencing the project, relevant permits are required, due to the projects engineering complexity, proximity to the border, soil instability and the environmental sensitivity of the area. Insofar as it is decided to commence the project, it is estimated that its completion is likely to take several years.

It is estimated that the activities of the DSW, and Jordan’s APC, abstracting from the Dead Sea contribute 30-40 cm/year to the 1 m overall annual average decline in the level of the Dead Sea. The remaining, and the bulk of the decline in the level of the Dead Sea is the result of abstraction by the Israeli National Water Carrier from the Sea of Galilee and abstraction and diversion of the Yarmuk River, which has led to the reduction of the flow of the River Jordan. Whilst not wholly responsible, the operations of ICL Dead Sea and APC are contributing to the decline in the level of the Dead Sea. ICL Dead Sea acknowledges that its abstraction of water from the northern basin contributes to the overall annual lowering of sea level. The Government of Israel recognises both the benefits and negative impacts of the operation of the DSW which include the development of the tourism industry in the region that developed on the banks the evaporation ponds. The tourism industry in the southern basin is reliant upon ICL Dead Sea continuing to abstract water from the northern basin. It is therefore acknowledged by the Government that the continued operation of the region’s tourism industry centred on the southern basin is reliant upon the continued operation of ICL Dead Sea’s plants.

WAI is not aware of any other environmental liabilities on the Property. Environmental permits obtained by ICL Dead Sea are detailed in Section 17 (Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups).

ICL Dead Sea has all the required permits to conduct the proposed work on the Property and to continue production as planned. WAI is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work on the Property.

4	ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

4.1	Accessibility

The DSW is located in the Negev desert in the Southern Region of Israel of which the largest city and administrative capital, Be’er Sheva is located in the north and is easily accessed by road from the Mediterranean coast (approximately 100 km south of Tel Aviv). The DSW is approximately 80 km southeast of Be’er Sheva and is accessed by road via Highways 40, 25 and 90. The Red Sea port of Eilat is approximately 183 km south of the DSW and is accessible by road via Highway 90. The operation is connected to the Mediterranean port of Ashdod by a rail link whereby an 18 km conveyor belt connects the DSW to a railhead at Tzefa in Mishor Rotem.

4.2	Climate

The Negev desert has a typical arid climate and is dry and warm all year round. The summer season lasts from May through to September with average high and low temperatures in July of 34 °C and 22 °C, respectively. The winter season lasts from November through to February with average high and low temperatures in January of 17 °C and 9 °C, respectively. Rainfall is highly variable year on year with average totals of around 130 mm with most rainfall occurring during the winter months.

4.3	Local Resources

The operation has a long history of mining activity and there is an established in-country network of mining suppliers and contractors. There is sufficient and experienced work force available due to the proximity of Be’er Sheva, a municipality of more than 200,000 inhabitants. There is an extensive network of highways, rail links, telecommunications facilities, national grid electricity, gas and water.

4.4	Infrastructure

Infrastructure associated with the DSW operation includes:

•	Pump stations.
•	Southern basin ponds:
o	Salt Ponds.
o	Carnallite Ponds.
•	Salt harvesting cutter suction dredger.
•	Salt stockpile on eastern side of Pond 5.
•	Carnallite harvesting cutter suction dredgers.
•	Arava Stream which flows along the international border of Israel and Jordan and used for return of brine to the northern basin from the final carnallite ponds.
•
Processing facilities including potash production facilities (cold leach plant, hot leach plant and compaction plant), bromine and chlorine plants, metal magnesium, magnesium chloride and salt production facilities.

•	Product storage.

•	Road haulage facilities and load outs.
•	18 km conveyor to Tzefa.
•	Railhead at Tzefa (Mishor Rotem) and load out facilities.
•
New power station which supplies electricity and steam to the DSW operation and sells surplus electricity to other ICL companies and external customers via the national electricity grid. The power station has a capacity of 230 MWh and uses natural gas which is piped into the facility from the national gas grid.

•	Old power station which is operated on a limited basis as a hot back up.
•	Process and potable water sources – supplied by national water network.
•	Research and development (R&D) facility.
•	Warehouse.
•	Workshop.
•	Mine offices and change houses.
•	Administration offices.
•	Cafeterias.
•	Medical services facilities.
•	Analytical laboratory.
•	Port facilities and storage at Ashdod and Eilat (including rail load out at Ashdod).

Further details of infrastructure are contained in Section 15.

The QP is of the opinion that there is sufficient land, water, power, transport facilities and personnel availability to support the declaration of Mineral Resources, Mineral Reserves and the proposed life of mine plan.

4.5	Physiography

The Dead Sea region is the lowest point on the Earth’s surface and the DSW is located immediately south of the northern Dead Sea basin, within the Jordan rift valley. The Dead Sea is at an elevation of 439.7 m below sea level (the level of the DSW ponds is around 400 m below sea level) and extends for 50 km north to south and 15 km east-west at its widest point.

5	HISTORY

5.1	Ownership History

In the early part of the 20th century, the Dead Sea began to attract interest from chemists who deduced the sea was a natural deposit of potash (potassium chloride) and bromine. In 1929, a concession was granted by the British Mandatory government to the newly formed Palestine Potash Company. Its founder, Siberian Jewish engineer and pioneer of Lake Baikal exploitation, Moses Novomeysky, had worked for the charter for over ten years having first visited the area in 1911.

A processing plant to extract potash was constructed, on the north shore of the Dead Sea at Kalia and commenced production in 1931 and produced potash by solar evaporation of the brine. The company quickly grew into the largest industrial site in the Middle East, and in 1934 built a second processing plant on the southwest shore, in the Mount Sodom area.

In the 1948 Arab–Israeli War, the Kalia plant was destroyed. Production at the Sodom site was also interrupted and was not resumed until 1954. In 1952, the Dead Sea Works was founded by the Israeli government as a state-owned enterprise based on the remnants of the Palestine Potash Company. In 1955, a major expansion of the DSW was undertaken and involved construction of a dam separating what became the northern and southern basins and created evaporation ponds in the southern basin. In addition, a modern plant was constructed to produce potash using the hot crystallization process. This expansion increased potash production from around 400 ktpa to 800 ktpa by the end of the 1960’s. By the 1970’s potash production continued to increase and reached around 1.2 Mtpa. In the 1980’s production increased by around 800 ktpa following the development of a new process for extracting potash using cold crystallization.

During this time, the DSW continued to be owned by the Israeli government, which formed a new holding company, Israel Chemicals Limited. In 1992, shares in Israel Chemicals Limited were publicly listed on the Tel Aviv Stock Exchange with the Israeli government keeping majority holding. In 1995, the Israeli government floated additional shares and reduced its holding to below 50%. Following this, 25 % of Israel Chemicals Limited was purchased by Israel Corporation (part of the Eisenberg Group) before increasing its share over the following years.

In 1999, the Israeli government completed the privatization of the company and placed its remaining holding in the company on the Tel Aviv Stock Exchange. Thereby, Israel Corporation increased its share to 52%. Later in 1999, Israel Chemicals Limited came under new ownership when Ofer Brothers Group, the largest privately owned company in Israel, acquired a controlling stake in Israel Corporation for $330 million.

In 2001, the company combined management of Rotem Amfert Negev and the DSW creating ICL Fertilizers division. In 2014, ICL listed on the New York Stock Exchange and in 2020 was renamed as ICL Group Limited.

5.2	Exploration History

Information on the Dead Sea and surrounding region can be found as far back as Biblical times and throughout historical records. Chemical analyses of Dead Sea water were made as early as the 18th century, with the first systematic scientific investigation of the lake conducted in 1848 by the US Navy under Lieutenant Lynch and included a bathymetry survey and chemical analysis of the brine which found that the Dead Sea contained 90, 35, and 20 times more bromine, magnesium, and potassium than sea water, respectively. Geological mapping of the region was also completed in 1848.

In 1929, following the construction of a processing plant by the Palestine Potash Company to extract potash and other salts from the Dead Sea and a second plant near Mount Sodom in 1934, increased scientific research of the Dead Sea commenced. Geological information was collected from water wells drilled in the vicinity of the processing plants and in the late 1930s to 1940s, several drill cores of the Dead Sea were taken.

After the 1948 Arab–Israeli War, the Dead Sea became divided between Israel and Jordan. The former Palestine Potash Company became the Dead Sea Works and recommenced potash production in the southern processing plant in 1952.

Oil exploration in the Dead Sea basin began in the 1950s which revealed information of the subsurface lithology and structure of the transform valley. In 1974, seismic reflection and magnetic data was collected, providing the images of the deep structure and faults along the basin’s margin. In 1975 heat flow was measured through the Dead Sea, and a hydrographic survey began following the observation that the large salinity gradient between the upper and lower fossil water masses was greatly diminished and that an overturn of the water column was imminent.

During the late 1970s and 1980s, Dead Sea research was boosted, both financially and in press coverage, because of the proposed Mediterranean-Dead Sea canal which was intended to transfer water from the Gulf of Aqaba into the Dead Sea, allowing for the desalination of water from the energy created and providing water to the surrounding regions. The canal was eventually decided against due to economic, environmental and seismic concerns.

Recent exploration at the DSW is based on ongoing chemical analyses of the source brines from the northern Dead Sea basin and monitoring of changes in brine concentration during transfer between the various ponds along with quarterly surveys of the ponds conducted from boats and utilising sonar to determine the thickness of carnallite on the floor of the ponds.

5.3	Production History

A summary of potash production at the DSW since 2005 is shown in Table 5.1.

Table 5.1: Summary of Potash Production at the DSW
Year	Potash Product (kt)	Year	Potash Product (kt)
2005	3,720	2015	2,437
2006	3,691	2016	3,768
2007	3,641	2017	3,654
2008	3,543	2018	3,804
2009	3,185	2019	3,334
2010	3,402	2020	3,960
2011	2,982	2021	3,900
2012	3,529	2022	4,011
2013	3,590	2023	3,819
2014	3,503	2024	3,700

6	GEOLOGICAL SETTING, MINERALIZATION AND DEPOSIT

6.1	Regional Geology

The Dead Sea is located within the Dead Sea Transform (DST) fault system (or Dead Sea Rift) that consists of a series of faults that extend for approximately 1,000 km from southeastern Turkey to the southern end of the Sinai Peninsula. The DST is a transform boundary that falls between the African Plate to the west and the Arabian Plate to the east. Whilst the general relative movement between the plates is lateral (with both plates moving in the same direction to the north-northeast) the Arabian Plate is moving faster, resulting in extensional zones in the southern part of the DST which led to the formation of pull apart basins, one of which is the Dead Sea basin. The location of the Dead Sea within the DST is shown in Figure 6.1.

Figure 6.1: Location of the Ded Sea Basin within the Dead Sea Transform Fault System

The Dead Sea basin is approximately 150 km in length and 8 – 10 km wide and located in an offset between the Wadi Arabah and Jordan Valley segments of the DST. The structure of the basin is dominated by longitudinal faults which delineate the pull-apart zone and which are extensions of major strike-slip faults located to the north and south of the basin and normal faults along the basin margins. Transverse faults divide the basin into several sub-basins of which the eastern and western boundary faults limit the extent of transverse development.

The regional geology developed as the result of divergence between the African and Arabian tectonic plates forming the Dead Sea graben depression. This graben was filled with water approximately 3 Ma and was connected to and formed an extension of the Mediterranean Sea. Approximately 2 Ma, tectonic activity led to the area between the Mediterranean and the Dead Sea being raised, isolating the Dead Sea basin from the Mediterranean and limiting further influx of water other than from surface run-off and groundwater movement.

Today, the Dead Sea has the lowest elevation on the Earth’s surface and replenishment of the Dead Sea is mostly restricted to the Jordan River that flows into the Dead Sea from the north. There is no outflow from the Dead Sea and the aridity of the region combined with high near-surface evaporation has led to the waters of the Dead Sea becoming hyper-saline.

The phased formation of the Dead Sea is shown in Figure 6.2.

Figure 6.2: Geological Model of the Formation of the Dead Sea

6.2	Local and Property Geology

The Dead Sea basin extends from a structural saddle in the central Arava to the north of Jericho. It is approximately 150 km long and 15 – 17 km wide, with around 10 km of Neogene to recent sediment fill. The basin formed approximately 15 - 18 Ma and is divided into the northern and southern basin which are separated by the Lisan Peninsula, a large, buried salt diapir that acts as a buffer zone between the two basins. The northern basin contains the Dead Sea whilst the southern basin is used for artificial evaporation ponds.

The Dead Sea region is dominated by Cretaceous age calcareous rocks that form the boundaries of the graben in which it is situated. In Jordan, a Permian to Triassic sequence thins southward along the Dead Sea shore below the overstepping, unconformable Lower Cretaceous Kurnub Sandstone. North of Wadi Mujib the Permian, Triassic and Jurassic sequences become more complete when traced northwards along the Dead Sea – Jordan Valley outcrop, below the Cretaceous unconformity. The relative completeness of Early Permian to Jurassic successions in north Jordan, as compared to the Dead Sea, is a result of step-like, northerly extensional downfaulting of the succession in the pre-Cretaceous/late Jurassic.

The local geology of the Dead Sea region is shown in Figure 6.3.

N
Golan Plateau
Lake Kinneret
Samaria Mts.
Judean Mts.
Judean Desert
Dead Sea
Levantine Transform
Levantine Transform
Transjordanian Plateau
Negev Plateau
Fayha Graben
N–Q
Q
J+K1
T+J+K1
C+O
K1
0 20 40 60 80 100 км
34°
35°
36°
37°
33°
32°
31°
30°
Eolian sand, Quaternary
Marine sand, limestone, and clay, Quaternary
Conglomerate, Neogene-Quaternary
Basalt, Neogene-Quaternary
Sand, aleurolite, conglomerate (Miocene); salt rock, anhydrite, gypsum (Pliocene); pebbles (Quaternary)
Chalk, marl, clay, and flint (Early-Middle Paleogene)
Limestone, dolomite, chalk, chert, and phosphorite (nondivided) (Late Cretaceous)
Limestone, dolomite, chert, and phosphorite (Turonian, Coniacian, Campanian, Maastrichtian)
Limestone, dolomite, and chalk (Albian, Cenomanian)
Sandstone, dolomite, and conglomerate (Early Cretaceous)
Sandstone, dolomite, conglomerate, and limestone (nondivided) (Jurassic-Early Cretaceous)
Sandstone, dolomite, conglomerate, and limestone (nondivided) (Triassic-Jurassic-Early Cretaceous)
Sandstone (nondivided) (Cambrian-Ordovician)
Aquatorial area

Figure 6.3: Local Geology of the Dead Sea Region

The Dead Sea basin contains Miocene to present sedimentary fill of up to 6 – 7 km thickness and can be divided into three main units:

•	Clastic Hazeva Formation (Early to Late Miocene): fill the bottom of the Dead Sea basin and consist of sandstones and conglomerates of fluviatile and lacustrine origin.
•	Evaporitic Sedom Formation (Late Miocene to Pliocene): predominantly lagoonal origin halite.
•	Postevaporitic series (Pliocene to Recent): largely coarse to fine clastics of fluviafile and lacustrine origin, and some lacustrine carbonates and evaporites.

The Hazeva Formation was deposited by a river system that flowed across the Dead Sea basin during a period where sedimentation and subsidence kept pace. The Sedom Formation was deposited during the Pliocene in the central section of the Dead Sea basin as a thick halite series when the basin was briefly encroached by an arm of the sea, while the southern section stopped subsiding. Sometime during the Pliocene, the connection with the sea was cut and the basin became a landlocked depression in which lakes of various sizes developed according to climate fluctuations and drainage of the surrounding areas diverted. Since then, sedimentation has lagged behind subsidence, leaving a deep topographic depression composed of fluvial and lacustarine clastics and evaporates. The structure of the Dead Sea basin is controlled by normal border faults and longitudinal intra-basinal faults, and the distribution of the basin fill shows that its development was characterised by simultaneous subsidence of large parts of the pull-apart fault movement.

A schematic cross section of the boundary of the Dead Sea basin is shown in Figure 6.4.

Figure 6.4:  Schematic Cross Section of the Western Dead Sea

A general stratigraphic column of the Dead Sea Group at Mount Sodom (approximately 6 km north of the DSW processing facilities) is presented in Figure 6.5.

Dead Sea Group
Pleshet Fm.
Age
Formation and Member
Unit
Metre
Lithology
Onlap cycles
Holocene
Tzeelim Fm.
Tz
15
Lisan Fm.
L
40
Pleistocene
Amora Fm.
A
420
VI
1.9 my
V
2.4 my
Pliocene
Sedom Fm.
Hof Shale and Salt
Sh
100
IV
3.0 my
Mearat Sedom Salt
Sm
200
III
Benot Lot Shale
Sb
170
3.8 my
Lot Salt
Sl
800
II
4.2 my
Karbolet Salt and Shale
Sk
>600
I
5 my
Sand
Conglomerate
Clay
Marl
Chalk
Calcareous Shale
Dolomite Shale
Salt
Anhydrite or Gypsum

Figure 6.5: Stratigraphy of the Dead Sea Group at Mount Sodom

6.3	Mineralisation

The northern Dead Sea basin contains one of the most saline lakes in the world. Its waters contain >30 % of dissolved salts, mainly magnesium, sodium and calcium chlorides, as well as high concentrations of potassium and bromine which are exploited commercially. The DSW takes advantage of this concentrated mineralised brine to enable further staged concentration after evaporation and precipitation of minerals in a series of engineered ponds in the southern Dead Sea basin. Mineral precipitation from the brine follows a typical evaporite sequence. Precipitation of halite early in the process is followed by precipitation of carnallite from the super concentrated brine before the remaining brine is returned to the northern Dead Sea.

6.4	Deposit Type

The Dead Sea is a closed-basin potash bearing brine deposit. This type of deposit is worked in various countries around the world and are important sources of potash production. These deposits typically have the potential to produce other commodities such as lithium, boron, and magnesium as by-products.

Potash bearing brine deposits form in closed basins in arid environments where high rates of evaporation at surface leads to concentration of brines. These basins are commonly structural basins.

Water flowing into the basins from precipitation run-off and groundwater typically have chemical constituents scavenged from local country rocks with sources of potassium bearing minerals including orthoclase, microcline, biotite, leucite, and nepheline. These deposit types typically form in volcaniclastic terranes with acid to intermediate rocks common but can also form in areas with a prevalence of older saline rich rocks or continental sedimentary rocks.

7	EXPLORATION

The DSW is not a conventional soft/hard rock deposit, nor a groundwater (aquifer) deposit, and extraction of minerals is from natural evaporation of hypersaline brines. As such there is no standard exploration approach as is typically understood for a mineral deposit and no conventional exploration drilling has been conducted at the DSW.

Exploration is therefore based on the chemical analysis of source brine from the northern Dead Sea basin and the monitoring of changes in brine concentration during transfer between the various ponds of the operation along with quarterly surveys of the ponds conducted from boats and utilising sonar to determine the thickness of carnallite on the floor of the ponds. The carnallite thickness is determined by the (historic) pond floor level, depth of solution/water, and the surface pond level.  The process results in tens of thousands of measurements over the area of the ponds and located by GPS.

7.1	Solution Chemistry

Carnallite, the mineral which potash is extracted from by ICL Dead Sea, is defined as MgCl2 KCl (H2O)6 and contains 27% potash, 34% magnesium chloride and 39% water. At the DSW the crude carnallite product recovered, referred to as “Pond Carnallite” also contains sodium chloride (salt). Chemical composition and assessment therefore focus on the NaCl and KCl content of the brine, though a suite of elements is analysed, from the initial intake from the northern Dead Sea basin into the first pond and throughout the pond system as shown in Figure 7.1.

g/kg
300.00
280.00
260.00
240.00
220.00
200.00
180.00
160.00
140.00
120.00
100.00
MgCl2
156
154/5
154/1
10
15
26
30
36
pond
g/kg
25
20
15
10
5
0
KCl
156
154/5
154/1
10
15
26
30
36
pond
g/kg
70.00
60.00
50.00
40.00
30.00
20.00
10.00
0.00
NaCl
156
155/1
154/3
3
10
13
24
27
30
35
pond
g/kg
80.00
70.00
60.00
50.00
40.00
30.00
20.00
CaCl2
156
154/5
154/1
10
15
26
30
36
pond
Flow

Figure 7.1: Mineral Concentration in Solution with Progression through the DSW Pond System

Brine concentration changes throughout the solution flow where from the first pond (Pond 5) salt is precipitated, resulting in decreasing NaCl concentration and increasing KCl concentration in the remaining brine until at Pond 13, KCl is present at approximately 20 g/kg KCl. From Pond 13 through to Pond 36, KCl content steadily decreases with continued precipitation of carnallite. From Pond 36, the remaining brine is returned to the northern Dead Sea basin at a concentration of approximately 5 g/kg. The Dead Sea level is dropping at the rate of approximately 1.0 m/y which over time is gradually increasing the concentration of KCl in the source brine.

The concentration of dissolved minerals in the brine are monitored by ICL Dead Sea by daily sampling of 36 fixed stations including the salt ponds, carnallite ponds and pump stations. The samples are collected by ICL Dead Sea staff in 1 litre bottles which are labelled with pond and sample number (Figure 7.2) and delivered to the on-site laboratory for chemical analysis. A density-hydrometer is also used to record temperature and density of the solution.

Figure 7.2: Brine Sample Collecting

7.2	Thickness of Carnallite

The thickness of carnallite precipitated in the carnallite ponds is measured using sonar surveying and is checked by manual depth/thickness measurements to physically measure the depth to the carnallite at GPS located positions. In addition, airborne Lidar surveys targeting pond cake height are undertaken and measure the time for the reflected light to return to the receiver. The methodology and equipment used in surveying the thickness of carnallite precipitation in the carnallite ponds is shown in Figure 7.3. The key measured parameters (solution depth and carnallite thickness) are shown in Figure 7.4 and Figure 7.5 respectively.

7.3	QP Opinion

The sampling is considered to follow a suitable appoach for the deposit under investigation and uses suitable industry practices. The results achieved are in line with expectations and the QP is not aware of any sampling, or recovery factors that could materially affect the accuracy and reliability of the results. The data has been organised into an appropriate exploration database.

Figure 7.3:  Methodology and Equipment used in Surveying Carnallite Precipitation

Figure 7.4: Plan of Carnallite Ponds Showing Solution Depth in Metres	Figure 7.5: Plan of Carnallite Ponds Showing Carnallite Thickness in Metres

0 - 0.4
0.4 - 0.8
0.8 - 1.2
1.2 - 1.6
1.6 - 2.2
0.76 0.68 0.63 0.54 0.57 0.58 0.65 0.65 0.6 0.62 0.63 0.58
0.59 0.62 0.63 0.64 0.64 0.62 0.76 0.76 0.7 0.74 0.72 0.62
0.75 0.75 0.67 0.66 0.64 0.64 0.72 0.77 0.82 0.8 0.7 0.68
0.93 0.9 0.93 0.9 0.94 0.99 1.02
1.01 0.92 0.86 0.95 0.94 0.98 0.95 0.72 0.64 0.59 0.57
0.81 0.88 0.88 0.94 0.98 0.95 0.94 0.65 0.62 0.66 0.56 0.59
0.95 0.85 0.94 1.01 0.8 0.78
1.65 1.65 1.65 1.65 1.54 1.65
0.25 0.41 0.31 0.38 0.44 0.47 0.54 0.67 0.65 0.72 0.81 0.72 0.7
1.2 1.5 0.19 0.37 0.38 0.43 0.48 0.55 0.7 0.69 0.69 0.75 0.66 0.83 0.82
1.36 1.54 1.24 0.69 0.77 0.82 0.83 0.73 0.76 0.86 0.9 0.88 0.8 0.8 0.87
0.38 0.43 0.81 0.48 0.45 0.5 0.51 0.58 0.5 0.41 0.36 0.59
0.33 0.49 0.71 0.44 0.37 0.41 0.48 0.54 0.53 0.44 0.39 0.4
0.33 0.36 0.4 0.49 0.35 0.39 0.42 0.48 0.46 0.5 0.48 0.5
2.12 2.04 1.81 1.97
0.63 0.54 0.6 0.55 0.53 0.59 0.74 0.58 0.6
0.61 0.53 0.6 0.54 0.48 0.52 0.89 0.56 0.55
0.43 0.46 0.47 0.5 0.47 0.51 0.81 0.58 0.61
1.28 1.3 1.36 1.4 1.38 1.4
0.65 0.55 0.69 0.45 0.62 0.57 0.16 0.26 0.54 0.58 0.49 0.49
0.7 0.61 0.16 0.25 0.57 0.62 0.49
0.61 0.28 0.24 0.49 0.52 0.47 0.46
0.61 0.44 0.33
0.51 0.57 0.53 0.59 0.63 0.67
0.64 0.78 0.53 0.79 0.76 0.87 0.68 0.81 0.7 0.87 0.68 0.54
0.31 1.27 0.36 0.43 0.44 0.37 0.48 0.58 0.36
0.71 0.71 0.51 0.44 0.68 0.72 0.55 0.53 1.32 1.32
0.79 0.74 0.81 0.8 0.89 0.93 0.94 0.7 0.74 0.7 0.61 0.41 0.78 0.65 0.44 0.62 0.74 0.56
1.33 1.25 0.48 0.9 0.86 0.93 0.91 0.92 1.01 1 1 1.03 0.96 1.1 1.02 1.07 1.11 0.92 0.99 1.05 1.02 1.02 1.09
0.77 0.44 0.55 0.66 0.55 0.66 0.65 0.73 0.76 0.69 0.7 0.78 0.67
0.4 0.57 0.58 0.63 0.65 0.64 0.64 0.66 0.62 0.7 0.64
0.7 0.52 0.92 0.72 0.48 0.46 0.44 0.45 0.56 0.57 0.65
1.07 0.8 0.6 0.39 0.41 0.41 0.45 0.57 0.53 0.54 0.67 0.35 0.23 0.83
0.34 0.23 0.29 0.39 0.41 0.41 -0.06 0 0.14 0.13 0.17 0.4 0.74 0.5 0.55
0.46 0.51 0.49 0.46 0.54 0.09 0.12 0.03 0.22 0.09 0.14 0.4 0.83 0.78 0.65
0.42 0.48 0.37 0.44 0.21 -0.02 0.04 0.1 0.06 0.03 0.28 0.73 0.87 0.79
-0.16
0.29 0.13 0.33 0.22 0.22 0.48 0.51 0.52 0.52 0.51 0.41 0.32 0.3 0.27
0.17 0.16 0.29 0.2 0.26 0.43 0.52 0.47 0.5 0.5 0.39 0.35 0.3 0.23
0.38 0.39 0.51 0.71 0.69 0.75 0.78 0.78 0.85 1.04 0.72 0.64
0.35 0.39 0.47 0.91 0.67 0.71 0.75 0.76 0.74 1.07 1.07 0.81
0.74 0.81 0.8 0.83 0.93
0.7 0.59 0.6 0.73 0.82 0.92 0.71 0.62 0.61 0.5 1.13
0.77 0.6 0.55 0.58 0.7 0.75 0.67 0.5 0.5 0.47 1.16
0.69 0.72 0.55 0.58 0.74 0.83 0.78 0.7 0.72 0.7 1.16
0.41 0.43 0.57 0.59 0.64 0.49 0.51 0.52 0.56 0.76 0.61
0.43 0.3 0.37 0.45 0.6 0.63 0.48 0.47 0.59 0.63 0.87 0.67
0.38

8	SAMPLE PREPARATION, ANALYSES AND SECURITY

8.1	Sampling Preparation

Each daily brine sample is accumulated in a separate larger sample bottle for each sampling location and over the course of seven days a fixed amount is added each day and provides a weekly average. The 36 composite samples are then prepared using the following procedures:

•	Complete dissolution by adding distilled water.
•	A 2-litre glass container is placed on a scales, and approximately 4/5 of the sample volume is transferred to the glass container.
•	100 ml of distilled water is added to the bottom of the bottle which contains the solids
•	A magnet is added to the original sample bottle and is transferred to the stirring station.
•	The bottle is stirred for five minutes to ensure dissolution.
•	The remaining solution from the glass container is added to the original bottle, and the total sample weight is recorded.
•	The diluted solution from the 2-litre glass container is then transferred back to the original bottle.
•	A 500 ml glass bottle is placed on the scales, and the scales are zeroed.
•	A 50 ml sample is transferred from the original bottle to the 500 ml glass container, and the sample weight is recorded.
•	The sample is diluted with distilled water up to the 500 ml mark and mixed thoroughly by stirring for 3 - 5 minutes.
•	After filtering the sample is transferred into a 10 ml test tube in preparation for chemical analysis.

8.2	Analysis

Analysis is carried out using ion chromatography (IC). Each of the 36 samples (batch) is analysed for KCl, MgCl2, CaCl2, and NaCl and reported as g/kg with a weekly report issued by the laboratory manager. The laboratory is not accredited in-line with international/independent certification but does undertake its own in-house verification and check analysis (including use of control samples) to ensure reliability of results produced. Approximately 2,080 brine samples are analysed by the DSW laboratory each year and produce approximately 8,320 results per year (KCl, MgCl2, CaCl2 and NaCl).

Analysis methods include Ethylenediaminetetraacetic Acid (EDTA), to determine the concentration of metal ions in water, Atomic Absorption (AA), and Inductively Coupled Plasma (ICP) and Inductively Coupled Plasma Mass Spectrometry (ICP-MS) that measures and identifies elements in a sample. Further analysis includes Extraction Spectrophotometry and gravimetric methods. Particle size is also measured by sieve analysis using a Tyler Mesh series ranging from +20 (0.850 mm) to +200 (0.074 mm).

The results of the laboratory analysis for routine brine samples from the different sampling stations during 2024 are shown in Figure 8.1 to Figure 8.4. The analysis shows a trend of generally consistent grades over the year with minor variations resulting from seasonal changes in evaporation and inflow rates. Where anomalous values are observed, these are subsequently checked by ICL Dead as part of ongoing Quality Assurance and Quality Control (QA/QC) procedures.

Figure 8.1: Analysis of Brine Samples for KCl (g/kg) by Sampling Station (2024)

Figure 8.2: Analysis of Brine Samples for NaCl (g/kg) by Sampling Station (2024)

Figure 8.3: Analysis of Brine Samples for MgCl2 (g/kg) by Sampling Station (2024)

Figure 8.4: Analysis of Brine Samples for Ca (g/kg) by Sampling Station (2024)

8.3	Quality Assurance and Quality Control

A control sample is included at the start and end of each batch of samples analysed. The control sample has target values of 10 g/kg for KCl, 127 g/kg for MgCl2, 35 g/kg for CaCl2 and 45 g/kg for NaCl. If an anomalous result is obtained, the batch is re-analysed. Although the KCl content of the northern Dead Sea does vary, the maximum and minimum KCl content is generally within approximately 2 % of the overall mean value of 12.69 g/kg. Notwithstanding the above comments, the QP considers it would be prudent to run additional control samples of lower and higher KCl grades, as well as ‘blank’ samples, to provide an additional check on the laboratory analysis.

8.4	Sample Security

Sample handling, security and chain of custody follows a standard protocol defined by ICL Dead Sea and all sample collection and transportation of samples is undertaken on a regular basis by DSW personnel. The procedures for the sampling, packaging, transportation process and associated health and safety issues are designed to ensure security of the samples, with defined chain of custody to prevent any exposure to the elements and contamination.

8.5	QP Opinion

In the opinion of the QP and taking into account the uniqueness of the DSW operation, given the relatively stable mineral composition, consistency of the evaporation process, and slow cycle times of carnallite harvesting operations, the frequency and locations of sampling, the analytical method and control procedures are considered suitable to support estimation of Mineral Resources.

9	DATA VERIFICATION

9.1	Site Visits

A site visit by QP’s from WAI was conducted on October 25, 2022. The project site including the ponds, processing operations, and technical services were visited and included the following inspections:

•	Pump stations, salt ponds and carnallite ponds.
•	Extent of brine sampling to date.
•	Review of brine sampling methods, sample preparation and analysis procedures.
•	Sample storage areas.
•	Analytical laboratory.
•	Data storage procedures.
•	Review of sample databases.

Overall, the inspections confirmed the geological understanding of the deposit and no significant issues in terms of the procedures used for data collection, data entry or data storage were identified by the QP.

On January 8, 2025, a site visit was undertaken by Qualified Persons of Geo-Prospect (an Israel based consultancy) on behalf of WAI. The DSW was visited by Geo-Prospect and their information and photos were provided to WAI for review. The findings of the site visit confirmed the WAI QP’s opinion.

9.2	Database

The sample database contains the results of the chemical analysis for KCl, MgCl2, CaCl2, and NaCl of the brine samples. A summary of the data verification procedures carried out by the QP on the sample database is as follows:

•	Review of geological and geographical setting of the Dead Sea;
•	Review of extent of the sampling to date;
•	Review of sampling and analysis procedures;
•	An evaluation of minimum and maximum grade values;
•	Assessing for inconsistencies in spelling or coding (typographic or case sensitive errors);
•	Ensuring full data entry for each sample;
•	A review of assay detection limits;
•	Identification of problematic assay records;
•	A review for consistency of assay results for each sampling location.

The QP reviewed the sample database to identify any obvious errors. Minor instances of zero assay values in the database were identified where no sample analysis had been completed, and minor instances of anomalous values were present. Because the maximum, minimum and mean assay values for each sample station show a high level of consistency, as is expected given the relatively stable mineral composition of the brines, anomalous values remaining in the database are easily identified and were removed by ICL Dead Sea.

9.3	QP Opinion

No significant issues were identified by the QP with the sample database during the verification process. The data verification procedures confirm the integrity of the data contained in the sample database and the QP is of the opinion that the database is suitable for use in Mineral Resource estimation.

10	MINERAL PROCESSING AND METALLURGICAL TESTING

The DSW is a mature operation with a long history of processing potash mineralisation and therefore no additional mineral processing or metallurgical testing has been undertaken. A description of the recovery methods at the operation is contained in Section 14.

11	MINERAL RESOURCE ESTIMATES

11.1	Summary

The Mineral Resource models upon which the Mineral Resource estimate for the DSW is derived were produced by ICL Dead Sea and audited by WAI. The Mineral Resource statement for the DSW is presented in Table 11.1.

Table 11.1: Summary of Mineral Resources for the Dead Sea Works – December 31, 2024
Classification	Tonnes (Mt)	KCl (%)
Measured	297.9	20.8
Indicated	1,642.4	21.2
Measured + Indicated	1,940.3	21.1
Inferred	463.0	21.2

Notes:
1.	Mineral Resources are being reported in accordance with S-K 1300.
2.	Mineral Resources were estimated by ICL Dead Sea and reviewed and accepted by WAI.
3.	Mineral Resources are reported as being contained within the carnallite ponds following pumping from the northern Dead Sea basin.
4.	Mineral Resources are exclusive of Mineral Reserves.
5.	Mineral Resources are 100% attributable to ICL Dead Sea.
6.	Totals may not represent the sum of the parts due to rounding.
7.	Mineral Resources are estimated at a cut-off grade of 0% KCl.
8.	The Dead Sea Works is a dredging operation, and therefore no minimum mining width has been applied.
9.	Mineral Resources are estimated using average dry densities of 1.67 t/m3 for carnallite and 2.16 t/m3 for salt.
10.	Mineral Resources are estimated using a metallurgical recovery of 80.4%.
11.	Mineral Resources are estimated using a medium-long term potash price of $320/t FOB and an exchange rate of NIS 3.58 per U.S dollar.

11.2	Mineral Resource Estimation Methodology

The source of brine is renewed to a certain extent by inflows to the Dead Sea, however, the Mineral Resource cannot be considered either fully renewable or infinite. The Mineral Resource estimation process used by ICL Dead Sea therefore involves long-term predictive modelling of brine inflow rates and changes to brine chemical composition based on the following:

•	Determination of pumping rate of brines from northern Dead Sea area to ponds.
•	Determination of expected recovery of product as based upon:
o	Ability to determine composition and consistency of supply.
o	Ability to predict consistency of evaporation and mineral precipitation.
•	Determination of Mineral Resource classification is based upon:
o	Any variation in supply rate and composition.
o	Any variation in return flow of brines to Dead Sea to assess efficiency and consistency of process.
o	Variation in precipitation of mineral amounts.
•	Assessment of potential changes to any of the above factors.

11.3	Assessment of Future Variation in Brine Inflows and Chemistry

In assessing the Mineral Resources for the DSW, it is important to consider future outside impact on what is a dynamic system. The primary factor that could impact the source brines is the continuing decline in the sea level of the northern Dead Sea and the effect this has on the chemistry of the Dead Sea waters.

The Dead Sea level has been in decline due to human activity since the 1930s with a more rapid decline since the late 1960s. A reduction in inflow below the levels of evaporation has led to a water deficit in the system with an average reduction in sea level of approximately 1 m per year. This water deficit has the result of changing the chemistry of the remaining brine. The concentration of KCl is very gradually increasing over time and the concentration of NaCl is decreasing because of halite deposition in the northern Dead Sea basin.

This reduction in water level with associated changes in water chemistry are predicted to continue.  The increased KCl content of the Dead Sea brine is predicted to increase potash production from the DSW up to the 2070’s after which it is predicted to reduce due to more restricted inflows into the basin. The ICL predictive models for the period 2025 to 2210 for recovery of KCl and Dead Sea water levels based upon the assumptions for potential future variation in water inflow are shown in Figure 11.1 and Figure 11.2. The availability of source brines to the DSW has accounted for the continued production by APC during the same time period. The ICL Dead Sea production models were updated to include actual production data up to December 31, 2024.

DSW Production vs Water Inflow [Mm3/y]
Potash production [Mton/y]
5.0
4.5
4.0
3.5
3.0
2.5
2010
2035
2060
2085
2110
2135
2160
2185
2210
300
310
335
350
370
400
500

Figure 11.1: ICL Predictive Model of Dead Sea Estimated Recovered KCl Against Water Inflow

Figure 11.2:  ICL Predictive Models of Dead Sea Level Reduction Against Water Inflow

11.4	Mineral Resource Classification

The Mineral Resource classification methodology was reviewed by the QP considering the predictive models. It is accepted that during Mineral Resource estimation a great deal of numeric data is used that is based upon averages over annual increments. Given the large scale of the deposit and the long timeframes involved, averaging over annual increments is considered acceptable.

Given the points above, the QP considers the classification of the Mineral Resources at the DSW as Measured, Indicated and Inferred Mineral Resources is appropriate as follows:

•
Measured Mineral Resources have been classified for the period 2025 to 2043. During this period, the modelled KCl production rates and ranges of water inflows show a high level of consistency. For the period 2025 to 2031 the Measured Mineral Resources were based on the previous 5 years actual production data.

•
Indicated Mineral Resources have been classified for the period 2043 to 2111. During this period the predictive models were considered to show wider potential variation from the base case predictions than those considered for Measured Mineral Resources.

•
Inferred Mineral Resources have been classified for the period 2111 to 2133. During this period the predictive models show wider variation than those considered for Measured or Indicated Mineral Resources.

The QP considers that evidence to support the Mineral Resource classification is derived from appropriate sampling and analysis and the application of suitable predictive models and that the process of mineral precipitation is well understood and consistent enough to support production scheduling.

11.5	Prospects of Economic Extraction for Mineral Resources

The DSW is a dredging operation and the material (carnallite and salt) that precipitates in the carnallite ponds is not selectively mined. As such, a cut-off grade of 0 % KCl is applied.

Mineral Resources are considered to have economic potential based on known processing methods. A metallurgical recovery of 80.4 % has been used and is based on the five-year average. A medium-long term potash price of $320/t FOB is used to estimate the Mineral Resources.

11.6	Mineral Resource Statement

The Mineral Resources have been estimated in compliance with the Securities and Exchange Commission requirements (SEC, 2018) and are reported in accordance with S-K 1300 regulations. Mineral Resources are not Mineral Reserves and do not have demonstrated economic viability.

The QP considers, the Mineral Resource estimates presented in this TRS are a reasonable representation of the mineralisation at the DSW given the current level of sampling and the geological understanding of the deposit. The QP is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant technical and economic factors that would materially affect the Mineral Resource estimate.

As of December 31, 2024, the DSW had 2,403 million tonnes of potash resources compared to 2,170 million tonnes as of December 31, 2023, an increase of 10.7 % due to an updated production model.

11.7	Risk Factors That May Affect the Mineral Resource Estimate

Risk factors related to the Mineral Resource estimate relate to changes to the long-term predictive models due to changes in pumping rates, consistency of brine inflows and chemistry and environmental factors.

The QP believes that the Mineral Resource models produced by ICL Dead Sea are representative of the informing data and that the data is of sufficient quality and quantity to support the Mineral Resource estimate to the classifications applied. The QP is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant technical and economic factors that would materially affect the Mineral Resource estimate.

12	MINERAL RESERVE ESTIMATES

12.1	Summary

The Mineral Reserve estimate for the DSW was produced by ICL Dead Sea and reviewed by the QP. The review confirmed the Mineral Reserve estimate was completed to a standard deemed acceptable by WAI and in accordance with SEC definitions.

Mineral Reserves are those parts of Mineral Resources, which, after the application of all modifying factors, result in an estimated tonnage and grade that is the basis of an economically viable project. Mineral Reserves are inclusive of diluting material that will be mined in conjunction with the economically mineralised rock and delivered to the processing plant or equivalent facility. The term “Mineral Reserve” need not necessarily signify that extraction facilities are in place or operative, or that all governmental approvals have been received. It does signify that there are reasonable expectations of such approvals.

The Mineral Reserve estimate for the DSW is derived from an average of the previous 5 years of production at the operation. The QP considers this reasonable given the operation is in in a steady state and the composition of the source brines will not materially change over the timeframe considered for the Mineral Reserves which is limited by the current concession expiry on March 31, 2030.

Measured Mineral Resources within the timeframe of the current concession were converted to Proven Mineral Reserves. No Indicated Mineral Resources were converted to Mineral Reserves because sufficient Measured Mineral Resources are available in the concession timeframe. Inferred Mineral Resources were not converted to Mineral Reserves. The Mineral Reserve statement for the DSW is presented in Table 12.1.

Table 12.1: Summary of Mineral Reserves for the Dead Sea Works – December 31, 2024
Classification	Tonnes (Mt)	KCl (%)
Proven	122.7	20.6
Probable	-	-
Proven + Probable	122.7	20.6

Notes:
1.	Mineral Reserves are being reported in accordance with S-K 1300.
2.	Mineral Reserves were estimated by ICL Dead Sea and reviewed and accepted by WAI.
3.	The point of reference for the Mineral Reserves is defined at the point where ore is delivered to the processing plant.
4.	Mineral Reserves are 100% attributable to ICL Dead Sea.
5.	Totals may not represent the sum of the parts due to rounding.
6.	The Mineral Reserve estimate has an effective date of December 31, 2024.
7.	Mineral Reserves are estimated using a cut-off grade of 0% KCl.
8.	The Dead Sea Works is a dredging operation, and therefore no minimum mining width has been applied.
9.	Mineral Reserves are estimated using a metallurgical recovery of 80.4%.
10.	Mineral Reserves are estimated using an average of the previous two years’ potash price of $296/t FOB and an exchange rate of NIS 3.58 per U.S dollar.

12.2	Mineral Reserve Estimation Methodology

Mineral Reserves are estimated based on a predicted annual harvesting rate of material contained within the carnallite ponds. An average harvesting rate of 23,368 kt at a grade of 20.6 % KCl was used based on the average of the previous five years production as shown in Table 12.2.

Table 12.2: DSW Precipitation and Harvesting Production Data for 2020 - 2024
	2020	2021	2022	2023	2024	Five Year Average
Halite Precipitation in Carnallite Ponds by Mass Balance (kt)	2,551	3,262	2,473	2,558	3,064	2,781
Carnallite and Halite Precipitation in Carnallite Ponds by Mass Balance (kt)	20,626	25,012	22,011	20,405	24,672	22,545
Carnallite Precipitation in Carnallite Ponds by Mass Balance (kt)	18,075	21,750	19,538	17,847	21,608	19,764
KCl (%) in Precipitation by Mass Balance	23.5%	23.3%	23.8%	23.5%	23.5%	23.5%
% Halite in Precipitation	12.4%	13.0%	11.2%	12.5%	12.4%	12.3%
% Carnallite in Precipitation	87.6%	87.0%	88.8%	87.5%	87.6%	87.7%
Harvested Material (kt)	23,662	23,614	24,069	22,867	22,629	23,368
KCl (%) in Harvested Material	20.6%	20.3%	21.1%	20.5%	20.6%	20.6%

12.3	Dilution and Mining Recovery

The DSW is a dredging operation and all material (carnallite and salt) that precipitates in the carnallite ponds will be mined. As such, dilution of 0 % and mining recovery of 100 % is applied.

12.4	Cut-off Grade and Recovery

The DSW is a dredging operation and the material that precipitates in the carnallite ponds is not selectively mined. As such, a cut-off grade of 0 % KCl is applied.

A metallurgical recovery of 80.4 % has been used and is based on the five-year average. An average of the previous two-year’s potash price of US$296/t FOB is used to estimate the Mineral Reserves.

12.5	Mineral Reserve Statement

The Mineral Reserves have been estimated in compliance with the Securities and Exchange Commission requirements (SEC, 2018) and are reported in accordance with S-K 1300 regulations.

The QP considers, the Mineral Reserve estimates presented in this TRS have been estimated using industry best practices. The QP is not aware of any environmental, permitting, legal, title, taxation, socio-economic, marketing, political, or other relevant technical and economic factors that would materially affect the Mineral Reserve estimate.

As of December 31, 2024, the DSW had 122.7 Mt of Mineral Reserves compared to 138.5 Mt as of December 31, 2023, a decrease of 10.4 % due to ongoing extracting operations, partially offset by an updated production model.

12.6	Risk Factors That Could Materially Affect the Mineral Reserve Estimate

The Mineral Reserves estimate for the DSW may be impacted by material assumptions regarding forecasted product prices, production costs and permitting decisions (most notably the 2030 expiry of the concession; an extension to the concession would increase the Mineral Reserves). Disruption to harvesting operations is also a potential risk.

13	MINING METHODS

Mining starts with the pumping of brine from the northern Dead Sea basin into the evaporation ponds in the southern Dead Sea basin (approximately 15 km). In 2024, ICL Dead Sea pumped approximately 469 Mm3 of water from the northern basin into the evaporation ponds, of which, approximately 318 Mm3 of brine were returned at the end of the process to the northern basin. The evaporation ponds are divided into two main sub systems – an array of ponds for precipitating salt (mineral waste from the production process), and a series of ponds for precipitating carnallite.

The salt pond, known as Pond 5 is the largest pond and consists of 9 sub-ponds (156, 155/3 to 155/1, and 154/5 to 154/1). Pond 5 was built during the 1960s by construction of a large dam, where in the centre of the dyke surrounding it a partition (separation clay core) was installed for sealing and preventing potential leakage of solutions. This dam marks the southern basin of the Dead Sea on the Israeli side and allowed the continued existence of the southern basin due to the system of pumping stations and flowing channels. In order to continue and operate Pond 5, the dyke was raised several times during the last 50 years.

Commencing 2022 onwards, the brine volume in Pond 5 is preserved by the Salt Harvesting Project. Approximately 8 million tonnes of salt per year is mainly recovered by an electric powered cutter suction dredger. The salt is contained in a slurry which is pumped to the eastern area of the pond and is deposited on dedicated stockpiles which are constructed and managed by excavators. The salt is allowed to dry, and the remaining brine solution is returned to the pond under gravity. The stockpiled salt will eventually be transferred back to the northern basin using a 24 km conveyor system (currently undergoing detailed engineering design) and is planned to be commissioned in 2027. In addition, ICL Dead Sea is planning to include a second dredger with commissioning planned in 2027. Costs for these projects are included in the capital and operating costs.

In 2024, due to the security situation in Israel, the harvesting activity of the dredger experienced some setbacks. ICL Rotem operated alternative excavators to support harvesting operations. ICL Rotem is considering the deployment of a third medium-sized dredger in order to augment its ability to address future operational risks.

Within the carnallite ponds, carnallite and the salt remaining in solution are precipitated on the floor of the ponds. This material is harvested by floating barges with cutter suction dredgers and transported as a slurry to the processing plant for potash production. The brine from the end of the carnallite ponds is used as a raw material in the production of bromine and magnesium chloride, and the remaining solution is returned to the northern Dead Sea basin.

The location of the salt and carnallite ponds is shown in Figure 13.1.

Figure 13.1: Outline of the Salt and Carnallite Ponds at the DSW

13.1	Pumping

The solutions from the northern Dead Sea basin are pumped via a series of pumps to the precipitation ponds. A simplified plan of the DSW pumping station locations is shown in Figure 13.2 and the P9 pumping station is shown in Figure 13.3.

Figure 13.2: Schematic Plan of DSW Solution Flows (schematic) and Pumping Stations

Figure 13.3: P9 Pumping Station

The P9 Pumping station was commissioned in March 2022 and is located 3 km north of the previous main pumping station (P88). The P9 pumping station consists of 8 pumping units arranged in two rows (4+4) on a steel structure 36 m x 53 m located in the sea on tubular steel piles. Each pumping unit includes a vertical pump with a nominal capacity of 18,000 m3/hour and a motor of 5.6 MW power. The P5 pump station assists with pumping the brine solution into the salt ponds.

Pumping stations P11 and P33 are used to pump solution from the northern salt ponds to southern salt ponds, and after this to the carnallite ponds. The pumping volume in these stations depends on the flow intensity, which in turn depends on the evaporation rates, rainfall and the carnallite precipitation point. In total, six pumping stations and one siphon are used to circulate the solution in order to control the KCl concentration and carnallite precipitation throughout the carnallite ponds.

A summary of the pumping performance at the DSW from 2009 to 2024 is shown in Table 13.1.

Table 13.1: Summary of Pumping Performance (2009 to 2024)
Year	Pump Station and Volume Pumped (Mm3)
	P88 and P9*	P5	P11	P33
2009	406.3	401.3	223.3	230.5
2010	409.4	404.4	223.8	230.0
2011	447.9	442.9	224.7	229.8
2012	459.8	454.8	231.1	241.5
2013	406.7	401.7	248.9	262.8
2014	377.2	372.2	214.3	222.2
2015	375.1	370.1	240.0	225.4
2016	417.6	412.6	268.7	274.2
2017	422.0	417.0	241.3	249.7
2018	431.6	421.6	226.4	244.4
2019	436.5	426.5	239.5	258.5
2020	454.7	444.7	226.1	239.0
2021	443.5	437.5	255.3	268.1
2022	473.2	467.2	245.3	256.9
2023	453.8	447.8	229.1	241.7
2024	468.9	462.9	261.3	278.0

*The P9 pumping station replaced P88 in early 2022

13.2	Salt Harvesting

Salt harvesting is required to enable the volume of brine in the salt ponds to be maintained. The precipitation of salt that takes place in these ponds increases up to the point where carnallite starts to precipitate and it is then pumped to the carnallite ponds.

The average rate of salt precipitation in Pond 5 is estimated to be about 16 - 20 cm per year, equating to approximately 16 Mm3 per year. The precipitation of salt raises the level of the bottom of the pond.

For production to continue, the brine volume of the pond must be maintained. Until recently, the level of the pond was raised every year according to the rate of salt precipitation.  However, hotels and other infrastructure are located on the west shoreline and further raising of the pond level could result in flooding of these properties.

Accordingly, since November 2021, the Salt Harvesting Project has been ongoing, whereby an electric powered cutter suction dredger (CSD) as shown in Figure 13.4 has been used to recover approximately 8 Mt per year. The salt is contained within a slurry which is pumped to the eastern area of the pond via a floating pipeline and is deposited on dedicated stockpiles which are constructed and managed by excavators. The salt is allowed to dry and the remaining brine solution is returned to the pond under gravity.

Figure 13.4: Salt Harvesting Cutter Suction Dredger

ICL Dead Sea is working to include a second salt harvesting dredger with commissioning planned in 2027 and intends to dredge the following total volumes of waste salt material:

•	2025 - 2027: 5.5 – 7 Mm3 (7 – 9 Mt of salt) per year
•	2027 - 2030: 11 – 14 Mm3 (14 – 18 Mt of salt) per year
•	2030 - 2037: 14 – 16 Mm3 (18 – 21 Mt of salt) per year

The stockpiled salt will eventually be transferred back to the northern Dead Sea basin using a 24 km overland conveyor (currently undergoing detailed engineering design) and is planned to be commissioned in 2027. Recovery of salt from the stockpiles and loading of the conveyor belt will be carried out by a contractor. It should be considered that this will be a substantial operation involving the transfer of significant amounts of salt.

13.3	Carnallite Harvesting

The carnallite ponds are split into seven ‘houses’ each of which has a CSD barge. Each barge is 12 x 36 x 1.5m, weighs around 620 t, and the fleet can harvest some 48 km2 of carnallite per annum from the ponds to the plant.

Since each carnallite pond can vary in chemical composition of KCl, MgCl2, and NaCl, the yearly harvesting plan accounts for the composition of the carnallite being sent to the processing plant.

There are a total of seven barges operating in the carnallite ponds and the carnallite inventory can be evaluated from the following formula:

Carnallite Cake Height = Pond Level – Hight Measured – Pond Floor (NaCl floor level)

A schematic of this is shown in Figure 13.5.

Figure 13.5: Schematic of Deposition of Carnallite (PL - Pond Level, H – Height Measured,
CH – Carnallite Cake Height, NFL – NaCl floor level)

The barge has a cycle time which is the time it takes to harvest the whole ‘House’ and return to its start point. The cycle time varies depending on the size of the ‘House’ but is between 0.5 and 3 years.  The thickness of carnallite (carnallite inventory) on the floor of each ‘House’ builds up over time before the barge moves into that ‘House’ and begins extraction, as shown in Figure 13.6.

Harvest direction
Barge location
Carnallite inventory
*sum of green bars
Floor of the pond

Figure 13.6: Schematic Production Scheme (Barge Cycle)

13.4	Geotechnics and Hydrogeology

The salt and carnallite ponds are significant structures consisting of embankments, levees and arrays of ponds which have been operating successfully for decades. The brine levels in the ponds are managed by pumping and the Salt Harvesting Project. No further raising of the structures is planned. A discussion on the geotechnical and hydrogeological effects of the decline in the water level of the Dead Sea and erosion of the Arava Stream is contained in Section 3.3 (Environmental Liabilities and Permitting Requirements).

13.5	Life of Mine Schedule

The LOM schedule for the DSW is shown in Table 13.2 and runs from 2025 to March 31, 2030, in accordance with the expiry of the current concession. The Mineral Reserve estimate is based on the LOM schedule. An average harvesting rate of 23,368 kt at a grade of 20.6 % KCl was used in the schedule based on the average of the previous five years production as presented in Section 12.2.

Table 13.2: DSW Life of Mine Schedule
	2025	2026	2027	2028	2029	Q1 2030	Total
Waste (Mt) (Salt Harvesting)	8.0	8.0	10.0	16.0	16.0	4.0	62.0
Proven Ore Tonnes (Mt)	23.4	23.4	23.4	23.4	23.4	5.8	122.7
KCl (%)	20.6	20.6	20.6	20.6	20.6	20.6	20.6
Probable Ore Tonnes (Mt)	-	-	-	-	-	-	-
KCl (%)	-	-	-	-	-	-	-
Total Ore Tonnes (Mt)	23.4	23.4	23.4	23.4	23.4	5.8	122.7
KCl (%)	20.6	20.6	20.6	20.6	20.6	20.6	20.6

Notes:
1.	Ore tonnes are Proven Mineral Reserves as presented in Section 12 of this report.
2.	Mining recovery of 100 % and Mining dilution of 0 % applied as detailed in Section 12 of this report.
3.	Totals may not represent the sum of the parts due to rounding.

13.6	Mining Equipment

Equipment operating to maintain brine solution in the DSW ponds includes:

•	Pump stations: P9 (pumping from northern Dead Sea basin), P5, P44, P11 and P33.
•	A cutter suction dredger for the Salt Harvesting Project and 9 excavators (contractor owned and operated) for managing the stockpiled salt in Pond 5.
•	Seven cutter suction dredgers for carnallite harvesting.

13.7	Personnel Requirement

The personnel requirement of the DSW mining operation is shown in Figure 13.7.

Figure 13.7:  DSW Mining Personnel Requirement

14	PROCESSING AND RECOVERY METHODS

The processing plants and associated facilities are arranged within two main areas, North and South. The North area encompasses the raw materials storage, logistics, the carnallite processing plant and the power plant for the site. The South area encompasses the magnesium plant, bromine and chlorine plants and the other speciality products facilities. Chlorine is produced by electrolysis of the brine solutions to produce chlorine, hydrogen, and sodium hydroxide. Bromine is produced by treating brine from Pond 36, where it is most concentrated, with chlorine to produce bromine and magnesium chloride. Lastly, magnesium is produced through the electrolysis of molten carnallite to produce magnesium metal and chlorine.

14.1	Carnallite Processing Plant

In the carnallite processing plant the harvested material is processed by flotation and selective crystallisation to produce KCl (potash). The carnallite processing plant contains two separate facilities, a hot leach plant, that uses steam energy, and a cold leach plant. Approximately 48 % of the total KCl produced is sent for further processing into granular potash product in a compacting plant. The capacity of the carnallite processing plant exceeds the carnallite producing capacity of the pond system.

14.1.1	Cold Leach Plant

In the cold leach plant the crude carnallite passes to flotation where NaCl is recovered and sent to a stockpile. The flotation tailings are thickened and filtered and pass to a carnallite decomposition stage, together with the original coarse fraction from the first stage of screening. In the carnallite decomposition stage KCl is produced together with a magnesium chloride brine. The brine solutions are returned to the ponds and the KCl and NaCl are filtered and pass to a NaCl dissolution stage. The insoluble KCl product is thickened, filtered and dried before being conveyed to the compaction plant.

14.1.2	Hot Leach Plant

In the hot leach plant the fine fraction is thickened and filtered to provide a feed stock for the plant. This material is then decomposed to produce KCl and magnesium brine. The pulp is then thickened and filtered, and the solids pass to a crystallisation stage. Here the solids are mixed with hot water and the KCl is dissolved. The solution then passes to two lines of crystallisers and condensers where the KCl is recovered, thickened, filtered, and dried. The insoluble NaCl product is dewatered and stockpiled.

14.1.3	Compaction Plant

Potash that passes to the compaction plant is sourced from both the hot and cold leach plants. The feed is divided between two silos; a western silo which feeds 5 units and an eastern silo which feeds 2 units. The main additive is an amine which is a caking agent. The compacted material is crushed and screened and transported for product storage. The oversize is returned to crushing and the fines to the head of the process for further compaction. The compaction flowsheet is shown in Figure 14.1.

Figure 14.1: Potash Compaction Process at the DSW

Final potash products produced by the DSW operation include Standard Grade (SMOP), Granular Grade (GMOP) and Fine Grade (FMOP). Metallurgical recovery of KCl is approximately 80.4 % based on the previous five-year’s average. However, KCl that is not recovered is returned to the ponds and can be re-harvested in future.

14.2	Personnel Requirement

The personnel requirement for the carnallite processing plant is shown in Table 14.1.

Table 14.1: Personnel for the Carnallite Processing Plant
Department	Number
Hot Leach Plant	88
Cold Leach Plant	64
Granulation Plant	47

15	INFRASTRUCTURE

Infrastructure associated with the operation includes pump stations, southern basin ponds and associated infrastructure, processing facilities including potash production facilities (cold leach plant, hot leach plant and compaction plant), bromine and chlorine plants, metal magnesium, magnesium chloride and salt production facilities, power station, product storage, road haulage facilities, an 18 km conveyor to Tzefa rail head and rail line, and port facilities at Ashdod and Eilat ports. There is a well-maintained network of paved highways, rail services, excellent telecommunications facilities, national grid electricity and gas, and sufficient water supply.

A general site map showing infrastructure associated with the DSW is shown in Figure 15.1.

Figure 15.1: General Site Map of the DSW Processing Facilities

15.1	Roads

The DSW can be accessed by the national highway. The city of Be’er Sheva is easily accessed by road from the Mediterranean coast (approximately 100 km south of Tel Aviv) and the port of Ashdod. The DSW is approximately 80 km southeast of Be’er Sheva and is accessed via Highways 40, 25 and 90. The Red Sea port of Eilat is approximately 183 km south of the DSW and is accessible by road via Highway 90.

15.2	Rail

The operation is connected to the Mediterranean port of Ashdod by a rail link whereby an 18 km conveyor belt connects the DSW to a railhead with potash storage facilities at Tzefa in Mishor Rotem. The conveyor rises in height from -379 to 388 masl and transports around 500 t/h and operates for up to 12 hours per day but can operate 24 hours per day if required. Fertilizer and phosphoric acid products produced at Mishor Rotem by the ICL Rotem phosphate operation are also exported through the railhead.

15.3	Ports

Transportation of raw materials and product is via road and rail to port facilities at Ashdod or by truck to Eilat.

Ashdod port was constructed in 1965 and has two ship loading facilities, a linear berth with ship loading and a second berth with a radial ship loading facility. Ashdod port provides links to Europe, North and South America and is a modern port facility. It is a deep-water berth of 15.5 m deep that can accommodate panamax sized vessels capable of 65,000 t payloads. The two largest warehouses contain phosphate rock which is stored undercover. Rail wagons enter the facility and off-load the product through floor grids directly onto a conveyor which takes the product to the storage warehouse.  Ships are loaded via a Cleveland Cascade by a series of conveyors that can deliver product from any one of five storage warehouses.

Eilat port opened in 1957 and allows shipments exiting to India and Asia Pacific. Shipping volume from the Port is relatively low compared to Ashdod or Haifa and is restricted by the fact that there is no deep-water berth. Typically ships arriving at Eilat can hold around 35,000 t payloads.

15.4	Power and Water

ICL Dead Sea has operated an improved natural gas cogeneration power station in Sodom, since 2018. This power station supplies electricity and steam required to support the production of ICL Dead Sea’s plants at the site, and it sells its surplus electricity to other ICL companies and external customers via the national grid in Israel. It has a capacity of about 330 tonnes of steam per hour and about 230 MWh. ICL Dead Sea operates the power station concurrently with an older power station which continues to operate on a limited basis as a ‘hot back up’. An illustration of the power station configuration is shown in Figure 15.2. The state-owned National Water Company (Mekorot) is responsible for bulk water supply through the national water grid to the DSW.

Figure 15.2: DSW Combined Cycle Power Plant Configuration

15.5	Tailings and Waste Dumps

No tailings storage facilities are required by the operations. Brine remaining in the final carnallite pond is returned to the northern Dead Sea basin via the Arava Stream. Significant stockpiles of salt are produced by the Salt Harvesting Project and located in the eastern part of Pond 5. ICL Dead Sea plans to transfer these stockpiles back to the northern Dead Sea basin.

16	MARKET STUDIES

16.1	Potash Market

Most potash reserves are located in Canada, Russia, and Belarus which hold 46.1%, 34.6%, and 7.9% of global reserves respectively (2023). Current global recoverable potash deposits are estimated to be in the region of 250 billion tonnes and approximately 90% of global production comes from Canada, Russia, Belarus, China, Israel, and Germany.

World production of potash was lower in 2023 due to supply drawdown after 2022 when supply uncertainty from economic sanctions on Belarus and Russia caused potash prices to rise in the first half of 2022 but fell in the second half of 2022 and into 2023 as stocks increased. Asia and South America are the leading regions for potash consumption.

Global potash production is projected to increase to about 67.6 Mt by 2026 (from 64.3 Mt in 2023) according to the Mineral Commodities Summary 2024 by the US Geological Survey. Most of the increase would be due to new mines and expansion projects in Laos and Russia, as well as new mines in Belarus, Brazil, Canada, Ethiopia, Morocco, Spain, and the United States which are planned to begin operation post 2026.

16.2	Demand

Potash is primarily used in the production of fertilizer for agriculture and has widespread usage throughout the world making it a globally important mineral commodity. Between 2013 and 2023, global potash demand increased by 2.6 % per annum, with arable land per person steadily decreasing, and a further growth of 2.1 % per annum has been forecast between 2023 and 2048 due to the increased need for higher crop yields, leading to an increased requirement for fertilisers and a strong long-term future for potash demand.

The following potash demands were determined for Brazil, China and the United States:

•
Brazil is one of the largest consumers of potash globally with 95 % of potash imported from Canada, Russia, Germany and Israel, making up 25 % of the global imported potash. However, the Autazes Potash Project is expected to supply a significant portion of Brazil’s annual potash demand for the next three decades once it comes online around 2029.

•
In 2023, China made up 21 % of the global imported potash. In 2024, China initiated a MOP import contract with a Russian supplier to reboot the dormant market which is likely to influence buyers’ bids in other key regions such as south-east Asia and Brazil. A Chinese MOP producer has also started construction on a new potash plant in Laos which is expected to be producing 1 Mt/yr by the end of 2026 with exports in early 2027, making it the third in the country. In June 2024, China introduced additional restrictions on fertilizer exports to stabilise domestic prices and safeguard food security but have interrupted global fertiliser supplies, prompting countries such as India and South Korea to seek alternatives in a market already impacted by geopolitical tensions and disrupted shipping routes.

•
The US is one of the top producers of potash globally but still imports additional resources to meet their needs. The potential introduction of import tariffs for all imports from Canada will have a significant impact on potash, as suppliers will either lower their prices to mitigate this or keep them the same but risk losing their US market, meaning the US may have to source potash from other regions and affecting the overall global market as US demands for potash increase.

16.3	Commodity Price Projections

ICL Dead Sea’s potash products are sold under contracts to customers globally and are exported from Ashdod and Eilat ports. ICL Dead Sea has used a medium-long term potash price of $320/t FOB for estimation of Mineral Resources and the average of the previous two-year’s potash selling price of $296/t FOB for estimation of Mineral Reserves.

16.4	Contracts

16.4.1	Potash Sales Contracts

Products from ICL Dead Sea are sold under contracts to customers globally and are exported from Ashdod and Eilat ports.

16.4.2	Other Contracts

ICL Dead Sea has numerous contracts in place with suppliers for materials and equipment required by the operation. These are usual contracts for an operating mine.

17	ENVIRONMENTAL STUDIES, PERMITTING, AND PLANS, NEGOTIATIONS, OR AGREEMENTS WITH LOCAL INDIVIDUALS OR GROUPS

17.1	Permitting

A summary of the environmental permits held by ICL Dead Sea are shown in Table 17.1.

Table 17.1: Permits and Licences held by ICL Dead Sea
Licence/Permit	Expiration Date
Air emission permit 1528	01/01/2030
Air emission permit 1233	01/01/2030
Haz. Mat. permit	01/01/2030
Wastewater discharge permit	31/12/2029
Water production license	31/12/2025 *The water authority renews the permit every year in June. New permit expected June 2025.

ICL DSW holds two air emission permits (stack emissions) due to the new power plant station. In addition, ICL Dead Sea holds a permit to pump water from the Dead Sea. Additional water from boreholes in local aquifers is also permitted. ICL Dead Sea is not required to have a wastewater permit.

Site monitoring is a statutory requirement. ICL Dead Sea reports to the Ministry of Environment on a continual basis with real time monitoring systems (CEMS – continuous environmental monitoring systems) relaying data to the Ministry.  All monitoring data are publicly disclosed through the Ministry.

The operation commenced before a formalized planning system that requires the preparation of environmental impact assessments (EIAs) to be conducted as part of the planning application process was introduced. However, the planning and permitting process has been outlined, which requires an EIA for every new ‘project’ and, for existing projects an application to update the environmental permit is required. The Ministry of Environment reviews emissions and discharges and issue requirements for updating environmental monitoring and reporting.

17.2	ICL Dead Sea Environmental Organisational Structure

The organogram shown in  Figure 17.1 illustrates the organisational structure for the implementation of environmental management at the DSW.
Figure 17.1: DSW Environmental Management Department

17.3	Health, Safety and Environmental (HSE) Procedures

17.3.1	HSE Procedures

ICL Dead Sea has provided a comprehensive list of procedures relating to health and safety, permits to work and those implemented to ensure correct and standardised modes of operation. ICL Dead Sea implements the following procedures:

• Natural gas emergency state	• Shelters	• Communication in emergency scenarios
• Odorizing facility	• Weather situations preparedness	• Emergency behaviour
• Lock out tag out	• Emergency equipment checks	• Earthquakes preparedness
• Risk assessment	• Emergency HQ operations	• H&S procedure
• Assistance to outside persons in case of emergency	• Incidents reports	• Incidents investigations
• Violators of safety provisions	• Certified person working near rotating equipment	• Industrial hygiene procedure
• Referent employees	• Working near flammable materials	• Industrial hygiene monitoring
• Safety division activity in non-regular working hours	• Safety in laboratories	• Harmful dust
• Communication procedure	• Safety working with angle grinder	• Transportation safety
• Safety referent	• Safety working with open flame tools	• Forklift safety
• Risk management	• Safety in portable electrical equipment	• Trucks safety
• Pressure vessels	• Safety using high pressure equipment	• Connecting\Disconnecting of fire systems
• Construction	• Piping marking	• Fire-fighting - reporting of events
• Safety permit	• Electrical permit	• Closed breathing systems
• Lifting apparatus and machines	• Working in heights	• Fire truck
• Confined space entry	• Gas measurement	• Pregnant employee works
• Safety training	• Safety signs	• Ambulance operation
• Flammable gases cylinders	• Safety programme	• Clinic operations
• Personal protective equipment	• Valve opening\closing	• Hazardous materials
• Radiation	• Lifting of people using a forklift	• Natural gas safety procedure
• Safety committee

17.3.2	Environmental Procedures

The following environmental procedures are implemented by ICL Dead Sea:

• Air quality assurance	• Transport and storage of chemicals
• Reports to environmental authorities	• Mining sites (wadi material): Responsibility and authority
• Risks and opportunities	• Data Analysis
• Complaint handling	• Operation of environmental air monitoring stations
• Customer satisfaction	• Annual environmental training programme
• Measurements and monitoring	• Internal audit report
• Managing toxic permit	• Mining sites (wadi material): Responsibility and authority
• Organizational structure, roles, and authorities	• Operation of environmental protection trustees
• Environmental internal communication	• A list of environmental law requirements
• Confidentiality of information and conflict of interest	• Treatment of pollutant emissions from chimneys
• Acceptance and delivery of hazardous materials	• Work order level of service
• Hazardous Materials Transportation	• Actions to be taken- high conductivity in the sewage system
• Preparation, maintenance, and operation of a toxin permit	• Operation of the Membrane Facility (wastewater treatment)
• Environmental Aspects Identification and Scaling	• Responsibility for management and communication in the organization
• Sewage Disposal from the canals	• Reporting and documenting environmental events and exceptions
• Prevention of fuel and oil wastewater pollution	• Procedure for handling and disposal of waste
• Procurement, storage, and handling of chemicals

17.4	Stakeholder Engagement

ICL Dead Sea holds stakeholder engagement activities with two nearby settlements, located to the south of the DSW processing plant. The EHS manager of the site works with teams to contact the settlements and hold special meetings to share updates on operations and E&S aspects. Given that the local settlements depend on agricultural activities, most of the registered concerns and questions relate to the potential impact of plant activities salting the water. ICL Dead Sea is reportedly addressing these concerns by collaborating with local settlements to implement protection measures for agricultural activities, such as identifying and pumping potentially salty water away from their activities.

The local settlements have also shared concerns regarding the presence of hazardous materials on site. To address this, ICL Dead Sea has provided chloride and bromine detectors to each of the settlement representatives.

ICL Dead Sea has worked in collaboration with the local authorities to restore an area known as the swan lake. By taking salt from the area, groundwater has now flooded this area and has helped to revegetate it. The area is maintained by ICL Dead Sea, having installed a visitor point for bird watching. Reportedly, ICL Dead Sea maintains good working relations with their trans-boundary neighbours of the APC operation in Jordan.

ICL Dead Sea communicates regularly with the infrastructure ministry to coordinate actions to protect the local tourism sector. Hotels are located along the southern basin of the Dead Sea, and ICL Dead Sea prevents flood risks through the Salt Harvesting Project. Given the shoreline of the northern basin is receding, no structural buildings can be built there. The hotels are therefore protected by being located in the Dead Sea southern basin.

17.5	Mine and Facility Closure Plans

Mine closure of the DSW will require a decommissioning and abandonment plan, which may require an ESIA, and long-term environmental management and monitoring plan both for the processing area as well as for residual impacts to the Dead Sea. ICL Dead Sea considers that relative to the remaining Mineral Reserves and Mineral Resources, the preparation of a mine and facility closure plan is not required at this time due to anticipated continued production at the site for many decades to come. Provision has therefore not been made by DSW for mine closure in the event of the value of the reserve decreases consequent to changes in market demands for DSW’s products, nor other factors that may result in the cessation of the works. With reference to accepted international best practice, it should be expected that as part of both the immediate and long-term operation of the business that ICL Dead Sea should maintain a strategy for decommissioning and closing the site. Closure provision is further discussed in Section 19 (Economic Analysis).

17.6	Adequacy of Current Plans to Address Any Issues Related to Environmental Compliance, Permitting, and Local Individuals, or Groups

ICL Dead Sea is governed by Israeli laws and environmental regulations, including those pertaining to corporate social responsibility, environmental protection, building codes, and the planning and management of resources for land, water, air and noise. The QP considers ICL Dead Sea should consider more closely the requirement to disclose information more clearly and separately from the overall corporate responsibility report and information disclosed on the ICL corporate website. In addition, the QP considers a formalised system of stakeholder engagement should be implemented as a standard procedure.

It is the QP’s opinion that ICL Dead Sea’s current actions and plans are appropriate to address any issues related to environmental compliance, permitting, relationship with local individuals or groups. Permits held by ICL Dead Sea are sufficient to ensure that the operation is conducted within the Israeli regulatory framework. Closure provision is discussed in Section 19 (Economic Analysis). There are currently no known environmental, permitting, or social/community risks that could impact the Mineral Resources or Mineral Reserves.

18	CAPITAL AND OPERATING COSTS

The capital and operating costs discussed in this section were provided by ICL and reviewed by the QP. Capital and operating costs are based on operating experience and were applied to the LOM schedule. All values are presented in US Dollars ($) unless otherwise stated (based on an exchange rate of NIS 3.58 per U.S dollar) and all other measurements are metric values.

18.1	Capital Costs

A summary of the capital costs for the LOM of the DSW is provided in Table 18.1. The forecasted capital costs are considered by the QP to be equivalent or better than AACE Class 1 with an expected accuracy range of -3% to -10% on the low side and +3% to +15% on the high side. The QP is of the opinion that the estimated capital costs for the DSW are reasonable.

Table 18.1: Life of Mine Capital Costs for the Dead Sea Works
	Unit	Total
Mining	$M	766.1
Processing	$M	219.1
Other	$M	325.9
Total Capital Costs	$M	1,311.1

18.2	Operating Costs

A summary of the operating costs for the LOM of the DSW is provided in Table 18.2. The operating costs are considered by the QP to represent an accuracy range of -10% to +15%. The QP is of the opinion that the operating costs used for the LOM are reasonable when compared to actual operating costs.

Table 18.2: Life of Mine Operating Costs for the Dead Sea Works
	Unit	Total
Mining	$M	563.1
Processing	$M	4,198.7
G&A	$M	236.4
Depreciation	$M	-1,184.4
Total Operating Costs	$M	3,813.7

19	ECONOMIC ANALYSIS

The economic analysis presented in this section is based on Proven Mineral Reserves, economic assumptions, and capital and operating costs in the LOM schedule. All values are presented in in US Dollars ($) unless otherwise stated (based on an exchange rate of NIS 3.58 per U.S dollar) and all other measurements are metric values. The assumptions used in the analysis are current as of December 31, 2024. The aim of this section is to demonstrate the economic viability of the project and therefore this section contains forward-looking information which can differ from other information that is publicly available and should not be considered as guidance.

19.1	Economic Criteria

A summary of the economic assumptions and parameters for the DSW is provided in Table 19.1.

Table 19.1: Economic Assumptions and Parameters for the Dead Sea Works
Parameter	Unit	Value
Mining
Mine Life	Years	5.25
Total Ore Tonnes Mined	Mt	122.7
Waste Tonnes (Salt Harvesting)	Mt	62.0
Mining Rate (Ore and Waste)	Mtpa	35.2
Processing
Total Ore Feed to Plant	Mt	122.7
Grade KCl	%	20.6
Processing Rate	Mtpa	23.4
Plant Recovery	%	80.4
Economic Factors
Discount Rate	%	10
Exchange Rate	NIS to $	3.58
Commodity Price	$/t FOB	296
Taxes	%	23
Royalties	$M	255.3
Other Government Payments	$M	-
Revenues	$M	6,014.4
Capital Costs	$M	1,311.1
Operating Costs	$M	3,813.7

Other products including bromine, metal magnesium, magnesium chloride and salt products are produced by the operation. However, no Mineral Resources or Mineral Reserves are estimated for these products and no revenue from these products has been included in the economic analysis.

No closure costs have been applied in the economic analysis. As detailed in Section 3.1 (Tenure) of this report, in accordance with section 24 (a) of the Supplement to the Concession Law, it is stated, among other things, that at the end of the concession period all the tangible assets at the concession area will be transferred to the government, in exchange for their amortized replacement value – the value of the assets as if they are purchased as new at the end of the concession period, less their technical depreciation based on their maintenance condition and the unique characteristics of the Dead Sea area.

19.2	Cash Flow Analysis

The financial analysis has used a Discounted Cash Flow (DCF) method to estimate the projects return based on expected future revenues, costs, and investments. The annual cash flow model is shown in Table 19.2 with no allowance for inflation and showing after-tax NPV at a discount rate of 10%. The QP considers a 10 % discount/hurdle rate for after-tax cash flow discounting is reasonable for a mature operation in Israel. Internal Rate of Return (IRR) and payback are not included in the cash flow analysis as the DSW is a mature operation and no significant initial investment is required that would result in a negative initial cash flow. The DCF model is presented on a 100% attributable basis.

Table 19.2: Annual Discounted Cash Flow Model for the Dead Sea Works
Description	Unit	LOM Total	2025	2026	2027	2028	2029	2030
Mining
Ore	Mt	122.7	23.368	23.368	23.368	23.368	23.368	5.842
Waste	Mt	62.0	8.0	8.0	10.0	16.0	16.0	4.0
Processing
Ore Feed to Plant	Mt	122.7	23.4	23.4	23.4	23.4	23.4	5.8
Grade KCl	%	20.6	20.6	20.6	20.6	20.6	20.6	20.6
Contained KCl	Mt	25.3	4.81	4.81	4.81	4.81	4.81	1.20
Recovered KCl	Mt	20.3	3.87	3.87	3.87	3.87	3.87	0.97
Revenue
Potash	$M	6,014.4	1,145.6	1,145.6	1,145.6	1,145.6	1,145.6	286.4
Operating Costs
Mining	$M	563.1	104.4	104.9	106.0	110.1	110.1	27.5
Processing	$M	4,198.7	778.5	782.1	790.2	821.3	821.3	205.3
G&A	$M	236.4	48.3	44.2	44.3	44.2	44.2	11.1
Depreciation	$M	-1,184.4	-189.1	-206.7	-211.9	-256.3	-256.3	-64.1
Total	$M	3,813.7	742.1	724.5	728.6	719.3	719.3	179.8
Capital Costs
Mining	$M	766.1	145.9	145.9	145.9	145.9	145.9	36.5
Processing	$M	219.1	41.7	41.7	41.7	41.7	41.7	10.4
Other	$M	325.9	62.1	62.1	62.1	62.1	62.1	15.5
Total	$M	1,311.1	249.7	249.7	249.7	249.7	249.7	62.4
Cash Flow
Royalties	$M	255.3	40.8	41.2	53.0	53.5	53.5	13.4
Other Government Payments	$M	-	-	-	-	-	-	-
Pre-Tax Cashflow	$M	634.4	113.0	130.2	114.3	123.1	123.1	30.8
Tax (23%)	$M	145.9	26.0	29.9	26.3	28.3	28.3	7.1
After-Tax Cashflow	$M	488.5	87.0	100.2	88.0	94.8	94.8	23.7
Project Economics
After Tax NPV (10%)	$M	401.5	87.0	91.1	72.7	71.2	64.7	14.7

The DCF analysis confirmed that the DSW Mineral Reserves are economically viable at the assumed commodity price forecast. The cash flow model showed an after-tax NPV, at 10 % discount rate of $401.5 million.

19.3	Sensitivity Analysis

Project risks can be identified in both economic and non-economic terms. Key economic risks were assessed by the sensitivity of cash flow to ±10 % and ±20 % changes in the key variables on the after-tax NPV. The following key variables were assessed:

•	Commodity price
•	Head grade
•	Metallurgical recovery
•	Exchange rate
•	Operating costs
•	Capital costs

The after-tax sensitivities are shown in Table 19.3.

Table 19.3: Sensitivity Analysis for the DSW
Variance from Base Case	Commodity Price ($/t FOB)	NPV at 10% ($M)
-20%	237	-469.5
-10%	266	19.6
0%	296	401.5
10%	326	783.1
20%	366	1164.5
Variance from Base Case	Head Grade (% KCl)	NPV at 10% ($M)
-20%	-	-
-10%	18.5	19.6
0%	20.6	401.5
10%	22.7	783.1
20%	-	-
Variance from Base Case	Recovery (%)	NPV at 10% ($M)
-20%	-	-
-10%	70.4	-94.8
0%	80.4	401.5
10%	90.4	876.1
20%	-	-
Variance from Base Case	Exchange Rate (NIS:$)	NPV at 10% ($M)
-20%	2.86	-469.5
-10%	3.22	19.6
0%	3.58	401.5
10%	3.94	783.1
20%	4.30	1164.6
Variance from Base Case	Operating Costs ($M)	NPV at 10% ($M)
-20%	3,050.8	886.1
-10%	3,432.4	643.8
0%	3,813.7	401.5
10%	4,195.0	159.3
20%	4,576.5	-107.8
Variance from Base Case	Capital Costs ($M)	NPV at 10% ($M)
-20%	1,048.9	567.9
-10%	1,179.9	484.7
0%	1,311.1	401.5
10%	1,442.2	318.4
20%	1,573.2	235.2

A comparison of the results for the various sensitivity cases using after-tax NPV at 10 % discount rate is shown in Figure 19.1.

Figure 19.1: After-Tax 10% NPV Sensitivity Analysis

The results of the sensitivity analysis show the DSW Mineral Reserves to be most sensitive to changes in metallurgical recovery, commodity price, head grade and exchange rate followed by operating cost and capital cost.

20	ADJACENT PROPERTIES

The eastern raised levee of the DSW along which the concession boundary lies demarks the border between Israel and Jordan. Across the border on the Jordanian side Arab Potash Company (APC), formed in 1956, produces approximately 2.8 Mt of potash annually, as well as sodium chloride and bromine. The plant is located at Safi, South Aghwar Department, in the Karak Governorate. Figure 20.1 shows the proximity and relationship between the DSW, on the Israeli side of the border with APC on the Jordanian side.

Figure 20.1: Relationship Between the DSW in Israel and APC in Jordan

21	OTHER RELEVANT DATA AND INFORMATION

The QPs are not aware of other data to disclose.

22	INTERPRETATION AND CONCLUSIONS

The QPs make the following interpretations and conclusions for the respective study areas:

22.1	Geology and Mineral Resources

•	Mineral Resources for the Property have been prepared to industry best practice and conform to the resource categories defined by the SEC in S-K 1300.
•	The source brines from the northern Dead Sea basin and their changes in chemistry as they flow through the series of evaporation ponds is well understood and is sufficiently sampled.
•	Approximately 2,080 samples of the brines are analysed at the DSW laboratory each year and produce approximately 8,320 results per year. Analysis is undertaken for KCl, MgCl2, CaCl2 and NaCl.
•
The sample preparation, analyses, QA/QC procedures, and sample security are considered appropriate for the deposit type. Data verification identified no significant issues with the databases used for Mineral Resource estimation.

•	The Mineral Resource estimation process used by ICL Dead Sea involves long-term predictive modelling of brine inflow rates and changes to brine chemical composition.
•	Mineral Resources are classified based on the predictive models using the following criteria:
o
Measured Mineral Resources have been classified for the period 2025 to 2043. During this period, the modelled KCl production rates and ranges of water inflows show a high level of consistency. For the period 2025 to 2031 the Measured Mineral Resources were based on the previous 5 years actual production data.

o
Indicated Mineral Resources have been classified for the period 2043 to 2111. During this period the predictive models were considered to show wider potential variation from the base case predictions than those considered for Measured Mineral Resources.

o
Inferred Mineral Resources have been classified for the period 2111 to 2133. During this period the predictive models show wider variation than those considered for Measured or Indicated Mineral Resources.

•	Future exploration involves ongoing monitoring of the chemical composition of the brines.

22.2	Mining and Mineral Reserves

•	Mineral Reserves for the Property have been classified in accordance with the definitions for Mineral Reserves in S-K 1300.
•
Measured Mineral Resources within the timeframe of the current concession (up to March 31, 2030) were converted to Proven Mineral Reserves. No Indicated Mineral Resources were converted to Mineral Reserves because sufficient Measured Resources are available in the concession timeframe. Inferred Mineral Resources were not converted to Mineral Reserves.

•
Mining is undertaken using cutter suction dredgers to harvest the carnallite from the floor of the ponds before being pumped to the processing plant. The mining method is conventional and has operated for many years.

•	The current LOM runs from 2025 to March 31, 2030.

22.3	Mineral Processing

•	The DSW carnallite processing plant has operated in steady state for many years. In 2024, a total of 3.7 Mt of potash were produced.
•	No significant changes are planned to the processing plant.
•	Final potash products produced by the DSW operation include Standard Grade (SMOP), Granular Grade (GMOP) and Fine Grade (FMOP).
•	Metallurgical recovery of KCl is approximately 80.4 % based on the previous five-year’s average. However, KCl that is not recovered is returned to the ponds and can be re-harvested in future.

22.4	Infrastructure

•	ICL Dead Sea intends to construct a 24 km conveyor to transfer salt back to the northern basin (currently undergoing detailed engineering design) for commissioning planned in 2027.
•	ICL intends for a second dredger for the Salt Harvesting Project for commissioning planned in 2027.

22.5	Environment

•	Permits held by ICL Dead Sea for the Property are sufficient to ensure that mining activities are conducted within the regulatory framework required by regulations.
•	There are currently no known environmental, permitting, or social/community risks that could impact the Mineral Resources or Mineral Reserves.

23	RECOMMENDATIONS

The QPs make the following recommendations for the respective study areas:

23.1	Geology and Mineral Resources

•
A control sample is included at the start and end of each batch of brine samples analysed by the DSW laboratory. The control sample is used to monitor the accuracy of the laboratory analysis and has target values of 10 g/kg for KCl, 127 g/kg for MgCl2, 35 g/kg for CaCl2 and 45 g/kg for NaCl. The QP considers it would be prudent to run additional control samples of lower and higher KCl grade, as well as ‘blank’ samples, to provide an additional check on the laboratory analysis.

23.2	Mining and Ore Reserves

•	Continue to progress existing projects including:

o
The conveyor to transfer salt back to the Northen basin (currently undergoing detailed engineering design) for commissioning planned in 2027. Costs for this project are included in the capital and operating costs.

o	The second dredger for the Salt Harvesting Project (commissioning planned in 2027). Costs for this project are included in the capital and operating costs.
o
Following detailed design completed in 2022, continue design optimisation works for the Arava stream project to prevent erosion endangering the future stability of the eastern dykes in the array of salt and carnallite ponds.

23.3	Mineral Processing

•	The DSW processing plant has operated in a steady state for many years. As such no further recommendations are made by the QP other than to continue with ongoing optimisation studies.

23.4	Environmental Studies, Permitting and Social or Community Impact

•	Consider more closely the requirement to disclose information more clearly and separately from the overall corporate responsibility report and information disclosed on the ICL corporate website.
•	Consider implementing a formalised system of stakeholder engagement as a standard procedure.

24	REFERENCES

ICL Annual Report for the Period Ended December 31, 2021

ICL Annual Report for the Period Ended December 31, 2022

ICL Annual Report for the Period Ended December 31, 2023

25	RELIANCE ON INFORMATION PROVIDED BY THE REGISTRANT

This TRS has been prepared by WAI on behalf of ICL (the Registrant). The information, conclusions, opinions, and estimates contained herein are based on:

•	Information available to WAI at the time of preparation of this report,
•	Assumptions, conditions, and qualifications as set forth in this report, and
•	Data, reports, and other information supplied by ICL and other third-party sources.

WAI has relied on ownership information, mineral tenement and land tenure provided by ICL. WAI has not researched property title or mineral rights for the properties that are the subject of this TRS and it is considered reasonable to rely on ICL’s legal counsel who is responsible for maintaining this information. This information is used in Section 3 (Property Description) and the Executive Summary.

Industrial mineral price forecasting is a specialized business and the QPs consider it reasonable to rely on ICL for information on product pricing and marketing given its considerable experience in this area. This information is used in Section 16 (Market Studies). The information is also used in support of the Mineral Resource Estimate (Section 11), the Mineral Reserve Estimate (Section 12) and the Economic Analysis (Section 19).

WAI has relied on ICL for guidance on applicable taxes, royalties, and other government levies or interests, applicable to revenue or income from the Property. This information is used in Section 19 (Economic Analysis) and the Executive Summary.

WAI has relied on information supplied by ICL for environmental permitting, permitting, closure planning and related cost estimation, and social and community impacts. This information is used in Section 17 (Environmental Studies, Permitting, and Plans, Negotiations, or Agreements with Local Individuals or Groups). The information is also used in support of the Mineral Resource Estimate (Section 11), the Mineral Reserve Estimate (Section 12) and the Economic Analysis (Section 19).

The WAI QPs have taken all appropriate steps, in their professional opinion, to ensure that the above information from ICL is sound.

Except for the purposes legislated under US securities laws, any use of this report by any third party is at that party’s sole risk.

26	DATE AND SIGNATURE PAGE

This report titled "S-K 1300 Technical Report Summary on the Dead Sea Works Mining Operation, Israel” with an effective date of December 31, 2024, was prepared and signed by:

Qualified Person or Firm	Signature	Date
Wardell Armstrong International	“signed”	February 27, 2025

wardell-armstrong.com

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